EXHIBIT 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and among
THIRD WAVE TECHNOLOGIES, INC.
HOLOGIC, INC.
and
THUNDER TECH CORP.
Dated as of June 8, 2008

i

ii

iii

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 8th day of June, 2008, by and among Third Wave Technologies, Inc., a Delaware corporation (the “Company”), Hologic, Inc., a Delaware corporation (“Parent”), and Thunder Tech Corp., a Delaware corporation, and wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS
     WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, in furtherance of the acquisition of the Company by Parent, Merger Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares” or the “Common Stock”), at a price of Eleven Dollars and Twenty Five Cents ($11.25) per Share, net to the holder thereof in cash (such amount, or any different amount per Share that may be paid pursuant to the Offer in accordance with the terms hereof, being hereinafter referred to as the “Offer Price”), on the terms and subject to the conditions set forth herein;
     WHEREAS, following the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), and each Share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;
     WHEREAS, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, and adopted this Agreement, and (iii) subject to the provisions of Section 8.6(d), resolved to recommend the acceptance of the Offer as well as the adoption of this Agreement and the approval of the transactions contemplated hereby to the stockholders of the Company;
     WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and have declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and
     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger, as set forth herein.

AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:
     “2000 Stock Plan” means the Company’s 2000 Stock Plan.
     “Acceptable Confidentiality Agreement” has the meaning set forth in Section 8.6(h)(i).
     “Acceptance Date” has the meaning set forth in Section 2.1(e).
     “Acceptance Time” has the meaning set forth in Section 2.1(e).
     “Actual Warrant Consideration” means the Major Transaction Warrant Redemption Price (as defined in the Company Warrants).
     “Adjusted Outstanding Share Number” means the sum of (i) the aggregate number of Shares of Common Stock outstanding immediately prior to the Acceptance Time, plus (ii) at the election of Parent, an additional number of shares up to but not exceeding the aggregate number of shares of Common Stock issuable upon the exercise of (x) any outstanding Company Option (or portion thereof) that is vested or is expected to become vested by its terms (other than by reason of the Merger) on or before the Expiration Date, (y) any Company Warrant, or (z) any other right to acquire Common Stock upon exercise or conversion thereof on or before the Expiration Date, including, without limitation, any shares issuable upon exercise of Company Restricted Stock Units or conversion of the Convertible Notes.
     “Affected Employee” has the meaning set forth in Section 8.11(a).
     “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning set forth in the Preamble.
     “Award Exchange Ratio” has the meaning set forth in Section 4.3(a).
     “Bankruptcy and Equity Exception” has the meaning set forth in Section 5.2(b).

     “Board of Directors” means the board of directors of the Company.
     “Business Day” means any day other than the days on which banks in New York, New York are required or authorized to close.
     “Certificate” has the meaning set forth in Section 4.1(c).
     “Certificate of Merger” has the meaning set forth in Section 3.3.
     “Closing” has the meaning set forth in Section 3.2.
     “Closing Date” has the meaning set forth in Section 3.2.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” has the meaning set forth in the Recitals.
     “Company” has the meaning set forth in the Preamble.
     “Company Acquisition Proposal” has the meaning set forth in Section 8.6(h)(ii).
     “Company Balance Sheet” has the meaning set forth in Section 5.21(a)(i).
     “Company Benefit Plans” means each Employee Benefit Plan (other than any Company Incentive Plan) and each other material employee benefit agreement, plan, program, policy or arrangement that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates, or under which the Company, any of its Subsidiaries or any ERISA Affiliates has or may have any material liability.
     “Company Disclosure Letter” has the meaning set forth in the preamble to Article V.
     “Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.
     “Company Financial Statements” has the meaning set forth in Section 5.7(b).
     “Company Incentive Plans” means the plans listed on Section 5.14(b) of the Company Disclosure Letter whereby Company Options, shares of Common Stock or Company Restricted Stock Units have been or may be issued to Company Employees.
     “Company Intellectual Property Rights” has the meaning set forth in Section 5.11(b).
     “Company Options” means outstanding options to acquire Shares from the Company granted under the Company Incentive Plans.
     “Company Proxy Statement” has the meaning set forth in Section 8.3(a).
     “Company Restricted Stock Units” means restricted stock units granted under the Company’s 2000 Stock Plan.

     “Company Rights” has the meaning set forth in Section 5.5(a).
     “Company Rights Plan” has the meaning set forth in Section 5.5(a).
     “Company SEC Reports” has the meaning set forth in Section 5.7(a).
     “Company Securities” has the meaning set forth in Section 5.5(c).
     “Company Stockholder Meeting” has the meaning set forth in Section 8.2(a).
     “Company Stockholders” has the meaning set forth in Section 2.1(g).
     “Company Termination Fee” has the meaning set forth in Section 10.3(d).
     “Company Warrants” means outstanding warrants to purchase Shares from the Company.
     “Compensation Committee” means the compensation committee of the Board of Directors.
     “Confidentiality Agreement” means the letter agreement, dated as of March 25, 2008, by and between the Company and Parent.
     “Continuing Director” has the meaning set forth in Section 2.3(a).
     “Contract” has the meaning set forth in Section 5.4.
     “Convertible Notes” means the Company’s 6.00% Convertible Senior Subordinated Zero-Coupon Promissory Notes due December 18, 2011.
     “Current Policy” has the meaning set forth in Section 8.7(b).
     “Damages” has the meaning set forth in Section 8.7(a).
     “Debt Commitment” has the meaning set forth in Section 6.5(a).
     “Debt Commitment Letter” has the meaning set forth in Section 6.5(a).
     “Debt Financing” has the meaning set forth in Section 6.5(a).
     “Delaware Law” shall mean the DGCL and any other applicable law of the State of Delaware.
     “DGCL” has the meaning set forth in the Recitals.
     “Director Percentage” has the meaning set forth in Section 2.3(a).
     “Dissenting Shares” has the meaning set forth in Section 4.4.
     “DOJ” has the meaning set forth in Section 8.4(c).

     “Effective Time” has the meaning set forth in Section 3.3.
     “Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.
     “Environmental Laws” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity that, together with the Company would be treated as a single employer under Section 414 of the Code.
     “Estimated Warrant Consideration” means the Major Transaction Warrant Redemption Price (as defined in the Company Warrants) to be estimated three Business Days prior to the Closing Date as provided in Section 5(c)(iv) of the Company Warrants.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Expiration Date” has the meaning set forth in Section 2.1(d).
     “FDA” means the United States Food and Drug Administration.
     “FDCA” has the meaning set forth in Section 5.16(b).
     “Financing Agreements” has the meaning set forth in Section 8.22(a).
     “FTC” has the meaning set forth in Section 8.4(c).
     “GAAP” means United States generally accepted accounting principles as of the date hereof, consistently applied.
     “Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether national, federal, provincial, state, regional, local or municipal.
     “GSCP” has the meaning set forth in Section 6.5(a).
     “Hazardous Substances” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous under any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Independent Directors” has the meaning set forth in Section 2.3(b).
     “Initial Expiration Date” has the meaning set forth in Section 2.1(d).
     “Insurance Amount” has the meaning set forth in Section 8.7(b).
     “Intellectual Property Rights” means all (a) patents and patent applications, together with reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names and Internet domain names, and applications, registrations, and renewals in connection therewith and all goodwill associated therewith, (c) copyrights in copyrightable works, copyright registrations and applications for registration thereof and renewals thereof) and (d) trade secrets, know-how, improvements, processes, formulae and inventions.
     “Internal Controls” has the meaning set forth in Section 5.7(d).
     “Intercompany Debt” means any loan, advance or other obligation solely among the Company and/or any of its Subsidiaries.
     “Intervening Event” has the meaning set forth in Section 8.6(d).
     “Investor Rights Agreement” means the Investor Rights Agreement, dated May 31, 2007, by and among, the Company, TWT Japan and the Minority Investors.
     “IRS” means the Internal Revenue Service of the United States.
     “Knowledge” means the actual knowledge of the Persons set forth in Section 1.1 of the Company Disclosure Letter.
     “Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Authority. For the avoidance of doubt, the term “Law” shall include Environmental Laws.
     “Leased Real Property” has the meaning set forth in Section 5.15(a).
     “Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
     “LTIP Incentive Award” means an incentive award granted to an LTIP Participant under an LTIP.
     “LTIP Participants” means the executive management team and key employees who are recipients of incentive awards under an LTIP.
     “LTIP” means the Long Term Incentive Plan No. 2, Amended Long Term Incentive Plan No. 3, Long Term Incentive Plan No. 4 or the Long Term Incentive Plan No. 5 of the Company.

     “Material Adverse Effect on the Company” means any event, state of facts, circumstance, development, change, effect or occurrence that is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change, effect or occurrence resulting from (A) changes in general economic or political conditions or the securities, credit or financial markets in general, (B) general changes or developments in the business in which the Company and its Subsidiaries operate, including any changes in applicable Law affecting such business, including generally applicable rules, regulations and administrative policies of the FDA, or published interpretations thereof, (C) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including any fees or expenses incurred in connection therewith, (D) the identity of Parent or any of its Affiliates as the acquiror of the Company, (E) compliance with the terms of, or the taking of any action required to be taken by this Agreement or consented to by Parent, (F) any acts of terrorism or war or any natural disaster or weather-related event, (G) changes in generally accepted accounting principles or the interpretation thereof, (H) changes in the price or trading volume of the Common Stock (provided that this clause (H) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such change in price or trading volume does not constitute or contribute to a Material Adverse Effect on the Company), (I) any failure to meet internal or published projections, forecasts or revenue or earning predictions or any downward revisions for any period (provided that this clause (I) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such failure does not constitute or contribute to a Material Adverse Effect on the Company), or (J) any legal proceedings made or brought by any of the current, former or future stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or the Merger, except, in the case of the foregoing clause (A), (B) or (F), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate negative impact on the Company and its Subsidiaries, taken as a whole, compared to other comparable participants in Company’s industry.
     “Material Adverse Effect on Parent” means any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to the ability of Parent or Merger Sub to timely perform its obligations under this Agreement.
     “Material Contract” has the meaning set forth in Section 5.10(a).
     “Medical Product” has the meaning set forth in Section 5.25.
     “Merger” has the meaning set forth in the Recitals.
     “Merger Consideration” has the meaning set forth in Section 4.1(c).
     “Merger Shares” has the meaning set forth in Section 4.1(c).
     “Merger Sub” has the meaning set forth in the Preamble.
     “Minimum Condition” has the meaning set forth in Section 2.1(b).

     “Minority Investors” means Mitsubishi Corporation, CSK Institute for Sustainability, LTD., BML, Inc., Daiichi Pure Chemicals Co., Ltd., Toppan Printing Co., Ltd. and Shimadzu Corporation.
     “No Fault Financing Failure” has the meaning set forth in Section 10.1(c)(iv).
     “Offer” has the meaning set forth in the Recitals.
     “Offer Documents” has the meaning set forth in Section 2.1(g).
     “Offer Price” has the meaning set forth in the Recitals.
     “Offer to Purchase” has the meaning set forth in Section 2.1(g).
     “Outside Date” has the meaning set forth in Section 2.1(d).
     “Parent” has the meaning set forth in the Preamble.
     “Parent Closing Value” means the average closing price of a share of Parent Common Stock for the five trading days ending on the trading day immediately prior to the Effective Time.
     “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
     “Parent Disclosure Letter” has the meaning set forth in the preamble to Article VI.
     “Parent Representative” has the meaning set forth in Section 8.17.
     “Paying Agent” has the meaning set forth in Section 4.2(a).
     “Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority, possessed by, granted to or necessary for the ownership of the material assets or conduct of the business of the Company or its Subsidiaries.
     “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate Proceedings; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that are incurred in the ordinary course of business for amounts which are not delinquent and, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or are being contested in good faith and by appropriate Proceedings; (iii) leases, subleases and non-exclusive licenses in the ordinary course of business; (iv) Liens imposed by applicable Laws (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by Section 303(k) of ERISA), (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants, conditions, restrictions and rights of way and other similar restrictions (in any case either unrecorded and of record), and zoning, building, title defects and other similar restrictions related to the use of real property, in each case that do not adversely affect in any material respect the current use of the real property; and (viii) non-exclusive licenses relating to Intellectual Property Rights granted in the ordinary course of business prior to the date of this Agreement.
     “Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.
     “Preferred Stock” has the meaning set forth in Section 5.5(a).
     “Proceeding” has the meaning set forth in Section 5.9.
     “Real Property Leases” has the meaning set forth in Section 5.15(a).
     “Recommendation” has the meaning set forth in Section 2.2(a).
     “Recommendation Withdrawal” has the meaning set forth in Section 8.1(a).
     “Regulatory Law” has the meaning set forth in Section 8.4(e).
     “Regulatory Law Condition” has the meaning set forth on Annex A.
     “Representatives” has the meaning set forth in Section 8.6(a).
     “Requisite Stockholder Vote” has the meaning set forth in Section 5.2(a).
     “Revised Exercise Date” means the purchase date specified in the notice sent to participants in the Stock Purchase Plan, which date shall be prior to the Effective Time.
     “Rights Plan Amendment” has the meaning set forth in Section 2.2(a).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, including the rules and regulations promulgated thereunder.
     “Schedule 14D-9” has the meaning set forth in Section 2.2(b).
     “Schedule TO” has the meaning set forth in Section 2.1(g).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Shares” has the meaning set forth in the Recitals.
     “Social Security Act” has the meaning set forth in Section 5.25(f)

     “Stock Purchase Plan” has the meaning set forth in Section 4.3(d).
     “Subsidiary”, with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having either (i) voting power to elect a majority of the board of directors or other persons performing similar functions, or (ii) beneficial ownership of more than 50% of the equity interests of the second Person.
     “Superior Proposal” has the meaning set forth in Section 8.6(h)(iii).
     “Surviving Corporation” has the meaning set forth in Section 3.1.
     “Surviving Corporation Plan” has the meaning set forth in Section 8.11(b).
     “Takeover Statute” has the meaning set forth in Section 5.20(a).
     “Tax” has the meaning set forth in Section 5.13(l).
     “Taxing Authority” has the meaning set forth in Section 5.13(l).
     “Tax Return” has the meaning set forth in Section 5.13(l).
     “Tax Sharing Agreement” has the meaning set forth in Section 5.13(l).
     “Termination Fee” means $18,000,000 in cash.
     “Tender Offer Conditions” has the meaning set forth in Section 2.1(b).
     “Third Party” has the meaning set forth in Section 8.6(a).
     “Top-Up Option” has the meaning set forth in Section 2.4(a).
     “Top-Up Option Shares” has the meaning set forth in Section 2.4(a).
     “TWT Japan” means Third Wave Japan, Inc., an entity organized under the laws of Japan and a Subsidiary of the Company.
     “TWT Japan Securities” means all common stock and preferred stock issued by TWT Japan.
     “TWT Japan Warrants” means outstanding warrants to purchase shares of TWT Japan common stock.
     “United States Jurisdiction” means the United States of America, its territories and possessions.
     “Warrant Escrow Account” has the meaning set forth in Section 8.18.

     Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “this Agreement”, “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits and the Company Disclosure Letter) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to such Person’s permitted successors and assigns.
ARTICLE II
THE OFFER
     Section 2.1 The Offer.
          (a) Commencement of the Offer. Provided that this Agreement shall not have been terminated pursuant to Section 10.1 hereof, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Parent shall cause Merger Sub to, and Merger Sub shall commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to Purchase all of the Shares at a price per Share equal to the Offer Price (as adjusted as provided in Section 2.1(c), if applicable) and in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities laws.
          (b) Terms and Conditions of the Offer. The obligation of Merger Sub to accept for payment and to pay for any Shares tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any Shares tendered) in the Offer shall be subject only to: (i) the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(d)), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, together with the Shares then owned by Parent and Merger Sub (if any), and without giving effect to any treasury shares of Common Stock, represents more than fifty percent (50%) of the Adjusted Outstanding Share Number (the “Minimum Condition”); and (ii) the other conditions set forth in Annex A hereto (together with the Minimum Condition, the “Tender Offer Conditions”). The

conditions to the Offer set forth in Annex A hereto are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company. Parent and Merger Sub expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms or conditions of the Offer that (A) decreases the Offer Price, (B) changes the form of consideration to be paid in the Offer, (C) reduces the number of Shares sought to be purchased in the Offer, (D) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto, (E) amends the conditions to the Offer set forth in Annex A hereto so as to broaden the scope of such conditions to the Offer, (F) extends the Offer in any manner other than pursuant to and in accordance with the terms of Section 2.1(d), (G) amends or waives the Minimum Condition, or (H) otherwise amends any other term or condition of the Offer in a manner adverse to the holders of Shares.
          (c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Shares pursuant to the Offer.
          (d) Expiration and Extension of the Offer. Subject to the terms and conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at midnight, New York Time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act)(the “Initial Expiration Date”). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC or the Nasdaq Global Select Market that is applicable to the Offer, (ii) in the event that any of the conditions to the Offer set forth on Annex A hereto are not satisfied or waived as of any then scheduled expiration date of the Offer, Merger Sub shall extend the Offer for successive extension periods of not more than ten (10) Business Days each in order to permit the satisfaction of the conditions to the Offer (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with the terms of this Agreement, is referred to as the “Expiration Date”); provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this Section 2.1(d), in no event shall Merger Sub be required to extend the Offer beyond the earlier to occur of (A) the date this Agreement is terminated pursuant to Section 10.1 hereof or (B) the date that is 180 days after the date hereof (the “Outside Date”); and provided further, that the foregoing clauses (i) and (ii) of this Section

2.1(d) shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to Section 10.1 hereof, and (iii) Merger Sub may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Section 2.1(f). Merger Sub shall not and Parent agrees that it shall cause Merger Sub not to terminate or withdraw the Offer other than in connection with an effective termination of this Agreement pursuant to Section 10.1.
          (e) Payment for Shares. Unless earlier terminated in accordance with Article X hereof, upon satisfaction of the Tender Offer Conditions, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the first Expiration Date on which the Tender Offer Conditions are satisfied (the date of acceptance for payment, the “Acceptance Date” and the time of acceptance for payment on the Acceptance Date, the “Acceptance Time”) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer or any subsequent offering period contemplated by Section 2.1(f) shall be paid net to the holder thereof in cash, without interest and less any amounts required to be deducted and withheld under any applicable Tax law. Parent shall provide, or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Common Stock that Merger Sub accepts or is obligated to accept for payment pursuant to the Offer.
          (f) Subsequent Offering Period. Merger Sub may, and the Offer Documents shall reserve the right of Merger Sub to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities laws of not less than three (3) nor more than twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) immediately following the Expiration Date; provided, however, that in the event that more than fifty percent (50%) but less than ninety percent (90%) of the then outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer on the applicable Expiration Date, Merger Sub shall extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) of ten (10) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) immediately following the Expiration Date. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period as promptly as practicable after any such Shares are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.
          (g) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the

Exchange Act), Parent and Merger Sub shall: (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase (the “Offer to Purchase”), and forms of the related letter of transmittal, a summary advertisement, if any, in respect of the Offer, and such other ancillary documents and instruments pursuant to which the Offer will be made or which are required to be filed in connection with the filing of the Schedule TO (collectively, together with any supplements or amendments thereto, the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to all holders of Shares (collectively, the “Company Stockholders”). The Company shall promptly after the date hereof furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO and the Offer Documents. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other applicable Laws. Parent and Merger Sub hereby further agree that the Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents. The Company hereby agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub shall provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

              (h) Legal Requirements. Without limiting the foregoing, Parent and Merger Sub shall take all reasonable actions to cause the Offer to be conducted in accordance with all applicable Laws.
   Section 2.2 Company Actions.
              (a) Company Determinations, Approvals and Recommendations. At a meeting duly called and held prior to the date hereof, the Board of Directors has unanimously:
               (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company’s stockholders;
               (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein;
               (iii) to the extent necessary, adopted a resolution for the purpose of causing Parent and Merger Sub not to be subject to any restriction set forth in any state takeover law or similar Law that might otherwise apply to the Offer, the Merger or any of the other transactions contemplated hereby;
               (iv) authorized the taking of all actions necessary to amend the Company Rights Plan to confirm that (i) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (A) cause the Company Rights to become exercisable, (B) cause Parent or any of its Affiliates or Associates (each as defined in the Company Rights Plan) to become an Acquiring Person (as defined in the Company Rights Plan) or (C) give rise to a Distribution Date or Shares Acquisition Date (each as defined in the Company Rights Plan) and (ii) the Company Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof (the “Rights Plan Amendment”);
               (v) taken such action as is required under the Stock Purchase Plan to provide that there may not be any increases in any Stock Purchase Plan participants’ payroll deduction rates during any Stock Purchase Plan offering period prior to the Effective Date; and
               (vi) resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, if required by Delaware Law, adopt this Agreement in accordance with the applicable provisions of Delaware Law; provided, however, that such recommendation was made subject to the understanding that it may be withheld, withdrawn, amended or modified in accordance with the terms of Section 8.6(d) (the “Recommendation”).
              (b) Schedule 14D-9. Promptly after the commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act) and in any event with ten (10) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) thereafter, the Company shall (i)

file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders. To the extent reasonably practical, the Company shall file the Schedule 14D-9 with the SEC concurrently with the filing by Parent and Merger Sub of the Schedule TO and the Schedule 14D-9 shall be mailed by Parent to the Company Stockholders with the Offer Documents (and, if so, the expense thereof shall be borne by Parent in connection with its dissemination of the Offer Documents). Subject to the provisions of Section 8.6(d) hereof, the Schedule 14D-9 shall include a description of the determinations and approvals of the Board of Directors set forth in Section 2.2(a), including, without limitation, the Recommendation. Each of Parent and Merger Sub shall promptly after the date hereof furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other applicable Laws. The Company hereby further agrees that the Schedule 14D-9, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Sub hereby agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide in writing to Parent, Merger Sub and their counsel any written comments the Company or its counsel may receive in writing from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.
          (c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent at Parent’s sole cost and expense with such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Shares, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Shares, and lists of security positions of Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to any and all applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub shall (and shall cause their respective agents, representatives, employees, and advisors to):
               (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions on the terms and subject to the conditions set forth in the Confidentiality Agreement;
               (ii) use such information only in connection with the Offer and the Merger; and
               (iii) if (A) this Agreement shall be terminated pursuant to Section 10.1 or Section 10.2 hereof and/or (B) Parent and Merger Sub shall withdraw the Offer, and deliver (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.
   Section 2.3 Company Board of Directors and Committees.
              (a) Composition of Board of Directors and Board Committees. Effective upon the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate up to such number of directors on the Board of Directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Board of Directors (giving effect to any increase in the number of directors pursuant to this Section 2.3) and (y) a fraction, the numerator of which is the number of Shares held by Parent and Merger Sub (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares (the “Director Percentage”). Promptly following a request by Parent, the Company shall use its best efforts to cause the individuals so designated by Parent to be elected or appointed to the Board of Directors and, at the request of Parent, each board of directors or similar governing body of each Subsidiary of the Company, including (at the election of Parent) either by increasing the size of the Board of Directors (or the board of directors or similar governing body of the applicable Subsidiary of the Company) and electing Parent’s designees to the newly created positions or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Board of Directors (and the board of directors or similar governing body of the applicable Subsidiary of the Company) and electing Parent’s designees to the vacancies created by such resignations, provided that with respect to the Board of Directors of TWT Japan, Parent shall be entitled to designate such number of directors as shall be equal to the product of the (A) the Director Percentage and (B) the total number of directors the

Company is entitled to designate to the Board of Directors of TWT Japan pursuant to the requirements of the Investor Rights Agreement, rounding up to the nearest whole number. From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Board of Directors (or the board of directors or similar governing body of each Subsidiary of the Company) on each committee of the Board of Directors (and each committee of the board of directors or similar governing body of each Subsidiary of the Company) to the fullest extent permitted by all applicable Laws and the rules of the Nasdaq Global Select Market. Solely for purposes of this Section 2.3, any and all members of the Board of Directors immediately prior to such appointments by Parent who remain on the Board of Directors after such appointments by Parent shall be referred to as “Continuing Directors.”
          (b) Continued Listing. In the event that Parent’s designees are elected or appointed to the Board of Directors pursuant to Section 2.3(a), until the Effective Time, the Board of Directors shall have at least such number of directors as may be required by the rules of the Nasdaq Global Select Market or the federal securities laws who are considered independent directors within the meaning of such rules and laws (“Independent Directors”); provided that, in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules and regulations for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be Independent Directors or, if no other Independent Director then remains, the other directors shall designate such number of Independent Directors as may be required by the rules of the Nasdaq Global Select Market and the federal securities laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Merger Sub. From and after the Acceptance Time and until the Effective Time, the Company shall to the extent permitted by the rules and regulations of the Nasdaq Global Select Market, elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 4250(c)(5) and make all necessary filings and disclosures associated with such status.
          (c) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Board of Directors pursuant to Section 2.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall use its reasonable efforts to promptly take all action required pursuant to this Section 2.3 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3. Parent shall provide to the Company in writing, and be solely responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

          (d) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Board of Directors prior to the Effective Time pursuant to Section 2.3(a) and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive any of the Company’s rights under this Agreement, (iv) amend, rescind, repeal or waive the certificate of incorporation or bylaws of the Company , or (v) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger.
   Section 2.4 Top-Up Option.
               (a) Grant and Availability of Top-Up Option. The Company hereby grants to Parent and Merger Sub an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, a number of Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent or Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub at the time of exercise of the Top-Up Option, constitutes 90.0005% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by Parent or Merger Sub at any time on or after the Acceptance Time and on or prior to the fifth Business Day after the later of (1) the expiration date of the Offer or (2) the expiration of any subsequent offering period; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (A) no provision of any applicable Laws and no applicable order, injunction or other judgment shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of the Company’s stockholders under applicable Laws (including, for this purpose the rules and regulations of the Nasdaq Global Select Market), (C) upon exercise of the Top-Up Option, the number of Shares owned by Parent or Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub constitutes 90.0005% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, and (D) the number of Top-Up Option Shares issued pursuant to the Top-Up Option shall in no event exceed the number of authorized and unissued shares of common stock of the Company less the maximum number of shares potentially necessary for issuance with respect to all outstanding Company Options, Company Restricted Stock Units, Company Warrants, the Convertible Notes or other obligations of the Company. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. Parent and Merger Sub shall have the right, but shall not be required to, exercise the Top-Up Option in its sole discretion and may only exercise the Top-Up Option if following its exercise, the condition set forth in clause (C) would be satisfied.
               (b) Exercise of Top-Up Option. Upon the exercise of the Top-Up Option in accordance with Section 2.4(a), Parent shall so notify the Company and shall set forth in such notice (i) the number of Shares that are expected to be owned by Parent, Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub of the number of Shares then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Parent or Merger Sub, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to Parent or Merger Sub, as applicable, a certificate representing the Top-Up Option Shares. The aggregate purchase price payable for the Top-Up Shares may be paid by Merger Sub or Parent in cash or by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Shares, or some combination thereof. Any such promissory note shall bear interest at a rate of interest per annum equal to 3%, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. In the event that Merger Sub becomes the owner of 90.0005% or more of the outstanding shares of Common Stock, Parent shall promptly cause Merger Sub to consummate the Merger in accordance with Section 253 of the DGCL.
               (c) Accredited Investor Status. Parent and Merger Sub acknowledge that the Shares which Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Options Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
ARTICLE III
MERGER
     Section 3.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Section 259 of the DGCL.

     Section 3.2 Closing. Unless otherwise mutually agreed in writing by the Company and Merger Sub, the closing of the Merger (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 200 E. Randolph Drive, Chicago, Illinois, at 10:00 a.m. (Central Time) on the second Business Day after the satisfaction or waiver of the conditions set forth in Article IX (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
     Section 3.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger or certificate of ownership and merger, as applicable (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
     Section 3.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
     Section 3.5 Organizational Documents. At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth on Exhibit I attached hereto, until thereafter amended in accordance herewith and applicable Law, and (b) the bylaws of the Surviving Corporation shall be amended to read as set forth on Exhibit II attached hereto, until thereafter amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws and applicable Law.
     Section 3.6 Directors and Officers of Surviving Corporation. The directors of Merger Sub and the officers of the Company (other than those who Parent determines shall not remain as officers of the Surviving Corporation), in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation or bylaws of the Surviving Corporation.

ARTICLE IV
EFFECT OF THE MERGER ON CAPITAL
STOCK
   Section 4.1 Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of the Shares:
          (a) Each share of Common Stock, par value $0.001 per share, of the Company (the “Common Stock” or the “Shares”) held by the Company as treasury stock or owned directly or indirectly by Parent immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.
          (b) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
          (c) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 4.1(a)), automatically shall be canceled and converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”), payable to the holder thereof upon surrender of the stock certificate formerly representing such Share (a “Certificate”) in the manner provided in Section 4.2. Such Shares, other than those canceled pursuant to Section 4.1(a), sometimes are referred to herein as the “Merger Shares.”
          (d) If between the date of this Agreement and the Effective Time the number of outstanding Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Merger Share shall be correspondingly adjusted.
   Section 4.2 Payment of Cash for Merger Shares.
          (a) Prior to the Closing Date, Parent shall (i) designate a bank or trust company that is reasonably satisfactory to the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably satisfactory to the Company, with such Paying Agent, to serve as the Paying Agent for the Merger Consideration. Prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent will deposit with the Paying Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time. Pending distribution of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares outstanding immediately prior to the Effective Time, and shall not be used for any other purposes; provided, however, that Parent may direct the Paying Agent to invest such cash in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreement or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $1,000,000,000 (based on the most recent financial statements of such bank which are publicly available), or (iii) commercial paper obligations rated P-1 or A-1 or better by Standard & Poor’s Corporation or Moody’s Investor Services, Inc. Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of the Surviving Corporation.
          (b) As promptly as practicable after the Effective Time (and in no event later than two Business Days), the Surviving Corporation shall send, or cause the Paying Agent to send, to each record holder of Merger Shares entitled to receive the Merger Consideration a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates (or effective affidavits of loss in lieu thereof) will be effected, and risk of loss and title will pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent. Upon surrender of Certificate or Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Paying Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate in respect thereof.
          (c) If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the reasonable satisfaction of the Paying Agent that such stock transfer taxes have been paid or are not payable.
          (d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article IV.

          (e) If any cash deposited with the Paying Agent remains unclaimed nine months after the Effective Time, such cash and any interest accrued thereon shall be returned to the Surviving Corporation upon demand, and any holder who has not surrendered such holder’s Certificates for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.
          (f) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate.
          (g) From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration as provided in this Agreement.
          (h) In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the proper amount of the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.
          (i) Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder and any amounts to be paid hereunder in respect of Company Options or Company Restricted Stock Units any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be timely paid to the applicable Tax authority and shall be treated for all purposes as having been paid to the holder from whose Merger Consideration (or amounts payable hereunder with respect to Company Options or Company Restricted Stock Units) the amounts were so deducted and withheld.
   Section 4.3 Treatment of Options, Restricted Stock Units and Other Awards.
          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Option (whether or not then vested or exercisable) and unvested Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted automatically at the Effective Time into an option or restricted stock unit, as the case may be, denominated in shares of Parent Common Stock and which has other terms and conditions substantially identical to those of the related Company Option or Company Restricted Stock Unit, as the case may be (including any accelerated vesting provisions therein), except that (i) the number of shares of Parent Common Stock subject to each such award shall be determined by multiplying the number of shares of Company Common Stock subject to such Company Option or Company Restricted Stock Unit, as the case may be, immediately prior to the Effective Time by a fraction (the “Award Exchange Ratio”), the numerator of which is the Offer Price and the denominator of which is the Parent Closing Value (and rounding such amount up to the nearest share if .5 or above and down to the nearest share if below .5) and (ii) if applicable, the exercise or purchase price per share of Parent Common Stock shall equal (x) the per share exercise price or purchase price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Option or Company Restricted Stock Unit, as applicable, immediately prior to the Effective Time, divided by (y) the Award Exchange Ratio (with such quotient rounded up to the nearest whole cent); provided, however, that if the exchange of a Company Option for a Parent Stock Option is not in compliance with the adjustment requirements of Section 409A of the Code then it shall be cancelled in exchange for a payment equal to the excess (if any) of (A) the product of (I) the number of Shares subject to such Company Option and (II) the Offer Price over (B) the aggregate exercise price of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Law. The assumption and adjustment of the Company Options and Company Restricted Stock Units, as applicable, in accordance with this Section 4.3(a) shall preserve the compensation element of each Company Option or Company Restricted Stock Unit, as applicable, as of the Effective Time.
          (b) Each assumed Company Option shall be deemed vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, except with respect to any Company Option or Company Restricted Stock Unit governed by any of the agreements set forth on Schedule 4.3 of the Company Disclosure Letter which provide for acceleration of vesting by reason of the transactions contemplated hereby. Each assumed Company Option and Company Restricted Stock Unit will otherwise continue to have, and be subject to, substantially identical terms and conditions as in effect immediately prior to the Effective Time. Prior to the Closing, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options or Company Restricted Stock Units or in connection with any other Company Incentive Plans for which shares of Parent Common Stock are required to be reserved for issuance. No later than 3 Business Days after the Effective Date, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such options, restricted stock units or Company Incentive Plans for which registration of shares of Parent Common Stock is required and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options or restricted stock units remain outstanding or for so long as such registration statement is required with respect to any other Company Incentive Plans. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Company Option or unvested Company Restricted Stock Unit an appropriate notice setting forth such holder’s rights pursuant to such Company Option or unvested Company Restricted Stock Unit, as applicable. The parties agree to apply the ‘Next day rule’ of Treasury Regulation Sec. 1.1502-76(b)(1)(ii)(B) with respect to the Company’s stock option deduction for tax purposes.
          (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each then outstanding Company Restricted Stock Unit that (i) has become vested on or before the Closing by its written terms as set forth in the relevant award agreement as in effect on the date hereof (or as the same may be modified by any Employment Agreement between the recipient and the Company in effect on the date hereof) and (ii) has not been settled as of the Closing Date shall be converted into the right to receive the Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each such vested Company Restricted Stock Unit shall cease to be outstanding and shall be canceled, and any award agreement (or portion thereof) evidencing the grant of any such Company Restricted Stock Unit shall thereafter represent only the right to receive the Merger Consideration with respect to the Company Restricted Stock Units formerly represented thereby.
          (d) On the Revised Exercise Date, all amounts withheld by the Company on behalf of the participants in the Company’s 2000 Employee Stock Purchase Plan (the “Stock Purchase Plan”) from the beginning of the applicable existing salary reduction periods through the Revised Exercise Date will be deemed to have been used to purchase Common Stock pursuant to the terms of the Stock Purchase Plan, using the Revised Exercise Date as the last date of the salary reduction period under the Stock Purchase Plan, unless prior to the Revised Exercise Date the participant in question has withdrawn from the offering period pursuant to the provisions of the Stock Purchase Plan. As of the Effective Time, each such share of Common Stock will be cancelled and converted into the right to receive the Merger Consideration as provided in Section 4.1. On or after the date of this Agreement, in no event (x) shall any person who is not currently participating in the Stock Purchase Plan be permitted to begin participating in the Stock Purchase Plan, and (y) shall any person who is currently participating in the Stock Purchase Plan be permitted to increase the level of salary reduction amount that may otherwise be deemed used to purchase shares of Common Stock under the Stock Purchase Plan from that level of salary reduction amount in effect as of the date of this Agreement; and provided, further, that in no event may any new offering period commence after the date hereof and prior to the Revised Exercise Date.
     Section 4.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands, exercises, and perfects his or her demand for appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL and shall be entitled to receive consideration thereunder. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 4.1(c). The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.
     Section 4.5 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Offer or the Merger.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to be disclosed with respect to any other section or subsection to which the relevance of such disclosure is readily apparent) or as may be disclosed in the Company SEC Reports filed on or after December 31, 2006 and prior to the date of this Agreement (excluding only matters disclosed in “risk factors” or the “forward-looking statements” disclaimer), the Company hereby represents and warrants to Parent and Merger Sub as follows:
     Section 5.1 Corporate Existence and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (with respect to jurisdictions that recognize the concept of good standing) except in the case of the Company’s Subsidiaries, where the failure to be so organized, existing and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted, except in the case of the Company’s Subsidiaries, where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company or its Subsidiaries is in violation of its organizational or governing documents in any material respect. The Company has heretofore made available to Parent and Merger Sub true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.
     Section 5.2 Corporate Authorization.
          (a) The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock if required pursuant to the DGCL or the rules of the Nasdaq Global Select Market (the “Requisite Stockholder Vote”), to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for the adoption of this Agreement by the Requisite Stockholder Vote if required pursuant to the DGCL, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Offer, the Merger or the other transactions contemplated hereby. At a duly held meeting, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and (iii) subject to the provisions of Section 8.6, resolved to recommend that the Company Stockholders approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.
          (b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exception”).
     Section 5.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Offer and the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of any Regulatory Law; (iii) the applicable requirements of the Exchange Act including the filing of the Schedule 14D-9 and the Company Proxy Statement; (iv) compliance with the rules and regulations of the Nasdaq Global Select Market; (v) compliance with any applicable state securities or blue sky laws; and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger.

     Section 5.4 Non-Contravention. Except as set forth in Section 5.4 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, or result in any violation or breach of any provision of, the organizational or governing documents of (A) the Company or (B) any of its Subsidiaries; (ii) assuming compliance with the matters referenced in Section 5.3 and the receipt of the Requisite Stockholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, Real Property Lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (ii) and (iii) above, which would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.
     Section 5.5 Capitalization.
          (a) As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 10,000,000 shares of Participating Preferred Stock, par value $0.001 per share (the “Preferred Stock”) of which 100,000 of such shares are designated as Series A Participating Preferred Stock, par value $0.001, and have been reserved for issuance upon the exercise of the rights (the “Company Rights”) distributed to the holders of Common Stock pursuant to the Company’s Preferred Stock Rights Agreement by and between the Company and Computershare Investor Services (f/k/a Equiserve Trust Company NA), dated as of October 24, 2001, as amended (the “Company Rights Plan”).
          (b) As of June 4, 2008, the issued and outstanding capital stock of the Company consisted of 44,328,663 shares of Common Stock (excluding shares held in the treasury of the Company as described in clause (ii) below), all of which were validly issued, fully paid and nonassessable and free of preemptive rights;
               (i) As of June 4, 2008, no shares of Preferred Stock were issued and outstanding;
               (ii) As of June 4, 2008, 218,000 shares of Common Stock were held in the treasury of the Company;
               (iii) As of the date hereof, no Common Stock is owned by any of the Company’s Subsidiaries;

               (iv) As of June 4, 2008, 9,303,891 shares of Common Stock were reserved for issuance as awards under the Company’s Incentive Plans, of which 5,894,904 shares were subject to outstanding Company Options and 832,298 shares were subject to existing Company Restricted Stock Units and 2,576,689 were available for future issuance;
               (v) As of June 4, 2008, 397,632 shares of Common Stock were reserved for future issuance under the Stock Purchase Plan;
               (vi) As of June 4, 2008, 1,815,000 shares of Common Stock were reserved for future issuance under Company Warrants;
               (vii) As of June 4, 2008, 2,480,313 shares of Common Stock were reserved for issuance upon conversion of the Convertible Notes;
               (viii) As of June 4, 2008, 40,000 shares of TWT Japan common stock were issued and outstanding of which 40,000 shares were owned by the Company;
               (ix) As of June 4, 2008, 15,168 shares of TWT Japan preferred stock were issued and outstanding, none of which were owned by the Company;
               (x) As of June 4, 2008, 2,388 shares of TWT Japan common stock were reserved for future issuance under the TWT Japan Warrants, none of which were owned by the Company; and
               (xi) As of June 4, 2008, all of the outstanding shares of the capital stock of Third Wave AgBio, Inc. were owned by the Company.
          (c) Except as set forth in Section 5.5(c) of the Company Disclosure Letter and except as provided in Section 5.5(b), there are no outstanding: (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries; (iii) Company Options or other rights or options to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or such Subsidiary, as the case may be (other than the Top-Up Shares); or (iv) equity equivalent interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Company Securities”). Except as provided in Section 5.5(c) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as provided in Section 5.5(c) of the Company Disclosure Letter, there are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. Except as provided in Section 5.5(c) of the Company Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

          (d) The Company has not declared or paid any dividend or distribution in respect of any Company Securities issued by the Company and neither the Company nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any Company Securities issued by the Company other than the issuance of shares upon the exercise of Company Options, Company Restricted Stock Units, Company Warrants and/or the conversion of the Convertible Notes or in connection with the net exercise thereof in accordance with their terms or the withholding of the foregoing to satisfy Tax obligations and their respective Boards of Directors have not authorized any of the foregoing.
          (e) Except as set forth in Section 5.5(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than Intercompany Debt.
          (f) No bonds, debentures, notes or other indebtedness having the right to vote generally on any matters on which stockholders of the Company may vote are outstanding.
          (g) Except as provided in the Agreements set forth in Section 5.5(g) of the Company Disclosure Letter, no acceleration of vesting, continuation of vesting after termination of employment or other special vesting (whether with the passage of time, upon the occurrence of certain events or otherwise) will occur, result from or be related to the transactions contemplated by this Agreement.
     Section 5.6 Company Subsidiaries.
          (a) Section 5.6(a) of the Company Disclosure Letter sets forth a list of all the Company’s Subsidiaries.
          (b) All equity interests of any Subsidiary held by the Company or any other Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. Except as set forth in Section 5.6(b) of the Company Disclosure Letter, all such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than Permitted Liens. The Company has made available to Parent or its employees, consultants, agents, advisors, affiliates or other representatives true, correct and complete copies of the organizational or governing documents of the Company’s Subsidiaries and a true, correct and complete list of the stockholders of TWT Japan, indicating the number of shares held by each such stockholder.
     Section 5.7 Reports and Financial Statements.
          (a) The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC pursuant to the Securities Act, the Exchange Act or other applicable United States federal securities Laws since January 1, 2006 (all such forms, reports, statements, certificates and other documents (including all exhibits thereto) filed since January 1, 2006, with any amendments and supplements thereto, collectively, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date of this Agreement, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports when filed with the SEC and, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact necessary to be stated therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Merger Sub or any of their Affiliates.
          (b) The audited consolidated financial statements of the Company included in the Company SEC Reports on Form 10-K along with the reports thereon by Grant Thornton LLP, the independent auditors of the Company and the unaudited financial statements of the Company included in the Company’s SEC Reports on Form 10-Q (collectively, the “Company Financial Statements”), fairly present (subject, in the case of the unaudited statements, to the absence of notes and normal year-end audit adjustments as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act, including Regulation S-X), in all material respects, the results of the consolidated operations and changes in stockholders’ equity and cash flows and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of the Company Financial Statements complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, including Regulation S-X and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act, including Regulation S-X.
          (c) The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.
          (d) The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15(d)-15(f) under the 1934 Act) (“internal controls”) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to its auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
          (e) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
          (f) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
     Section 5.8 Absence of Certain Changes or Events. Since December 31, 2007 to the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (i) there has not been any event, state of facts, circumstance, development, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, (ii) the businesses of the Company and its Subsidiaries have been carried on in all material respects in the ordinary course of business, (iii) except as set forth on Section 5.8 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any of the actions requiring the prior written consent of Parent as set forth in Section 7.1, and (iv) there has not been;
          (i) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement as of December 31, 2007, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or
          (ii) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on the Company.
     Section 5.9 Litigation. Except as set forth on Section 5.9(a) of the Company Disclosure Letter, none of the Company or its Subsidiaries is a party to any, and there are no pending or, to the extent of the Company’s Knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or formal or informal governmental or regulatory investigations or inquiries (a “Proceeding”) of any nature against the Company or any of its

Subsidiaries, except for any Proceeding which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth on Section 5.9(b) of the Company Disclosure Letter, as of the date hereof none of the Company or its Subsidiaries, or any of their businesses or properties are subject to or bound by any material injunction, order, judgment, decree, settlement agreement, ruling or regulatory restriction of any Governmental Authority specifically imposed upon the Company, any of its Subsidiaries or their respective properties or assets. Except as set forth on Section 5.9(c) of the Company Disclosure Letter, since January 1, 2006, there has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Board of Directors (or any committee thereof) of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
     Section 5.10 Contracts.
          (a) Except for (A) this Agreement, (B) as disclosed in the Company SEC Reports, and (C) purchase orders entered into in the ordinary course of business, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act) (all contracts of the type described in this Section 5.10(a) being referred to herein as a “Material Contract”).
          (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Material Contract is valid and binding on the Company, or any Subsidiary of the Company that is a party thereto and, to the extent of the Company’s Knowledge, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company, or any of its Subsidiaries, or, to the extent of the Company’s Knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, any of its Subsidiaries, or to the extent of the Company’s Knowledge, any other party thereto, except which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (c) Except as set forth in Section 5.10(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Contract or covenant restricting the Company’s or any of its Subsidiaries’ ability to compete or by any Contract or covenant restricting in any material respect the research, development, distribution, sale, supply, license, marketing or manufacturing of the products or services of the Company or any of its Subsidiaries.
     Section 5.11 Intellectual Property.
          (a) Section 5.11(a) of the Company Disclosure Letter contains a list of all of the following that are owned by either the Company or a Subsidiary of the Company: (i) registered trademarks and applications for registration of trademarks; (ii) issued patents and pending patent applications; (iii) registered copyrights and applications for registration of copyrights and (iv) Internet domain names.
          (b) To the extent of the Company’s Knowledge and except as set forth on Section 5.11(b)(i) of the Company Disclosure Letter, the Company and its Subsidiaries own or have a valid right to use all material Intellectual Property Rights as are used or necessary in connection with the business of the Company and its Subsidiaries as presently conducted or, as of the date hereof, proposed to be conducted by the Company, free and clear of any Liens (except for Permitted Liens) (such material Intellectual Property Rights, (collectively, the “Company Intellectual Property Rights”). To the extent of the Company’s Knowledge, and except as set forth on Section 5.11(b)(ii) of the Company Disclosure Letter, (i) none of the Company Intellectual Property Rights owned by the Company or any of its Subsidiaries have lapsed, been abandoned or expired (except for patents expiring after the date hereof at the end of their statutory terms), (ii) all of the registered Company Intellectual Property Rights owned by the Company or any of its Subsidiaries are valid and enforceable (except for issues raised during any proceeding before any court, governmental agency or arbitral tribunal or during prosecution of any such Company Intellectual Property Rights). To the extent of the Company’s Knowledge, and except as set forth on Section 5.11(b)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated or has been alleged to infringe, misappropriate or violate any Intellectual Property Rights of any Third Party. To the extent of the Company’s Knowledge, and except as set forth on Section 5.11(b)(iv) of the Company Disclosure Letter, no Third Party is infringing, misappropriating or violating any Company Intellectual Property Rights owned or exclusively licensed by the Company or any of its Subsidiaries.
          (c) Except as set forth on Section 5.11(c) of the Company Disclosure Letter, the Company and its Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of the Company Intellectual Property Rights owned by the Company or any of its Subsidiaries.
          (d) Except as set forth on Section 5.11(d) of the Company Disclosure Letter, there is no pending or, to the extent of the Company’s Knowledge, threatened, and at no time within the two years prior to the date of this Agreement has there been pending any, material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of the Company’s or any of its Subsidiaries’ businesses infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third party or challenging the ownership, validity, enforceability or registerability of any Company Intellectual Property Rights owned by the Company or any of its Subsidiaries. Except as set forth on Section 5.11(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict the Company’s or any of its Subsidiaries’ rights to use any Company Intellectual Property Rights owned by the Company or any of its Subsidiaries, (ii) restrict in any material respect the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property Rights, or (iii) permit third parties to use any Company Intellectual Property Rights owned by the Company or any of its Subsidiaries.

     Section 5.12 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) to the extent of the Company’s Knowledge, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary under applicable Environmental Laws for the operation of their respective businesses as presently conducted, (ii) except as set forth on Section 5.12(ii) of the Company Disclosure Letter, to the extent of the Company’s Knowledge, none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries except as permitted by or in accordance with applicable Environmental Laws, (iii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the extent of the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, or arising from or in connection with the off-site disposal, treatment, storage, or transportation of Hazardous Substances, (iv) to the extent of the Company’s Knowledge, neither the Company nor any of its Subsidiaries or their respective facilities or operations are subject to any request for information, order, consent decree, or settlement agreement with any Person relating to any Environmental Laws, (v) to the extent of the Company’s Knowledge, neither the Company nor any of its Subsidiaries has generated, stored, treated, disposed of, released, transported or arranged for transportation of any Hazardous Substance in violation of any applicable Environmental Law from any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries, (vi) to the extent of the Company’s Knowledge, there are no sites, locations or operations at which either the Company or any of its Subsidiaries is currently undertaking, or has completed, any investigative, remedial, response or corrective action as required by Environmental Laws, and (vii) to the extent of the Company’s Knowledge, there are no physical or environmental conditions existing on any property currently or formerly owned, leased, or operated by either the Company or any of its Subsidiaries resulting from its operations or activities, past or present, at any location, that would give rise to any material liability, any on-site or off-site investigative or remedial obligations, or any corrective action under any applicable Environmental Laws. The Company has provided to Parent and Merger Sub all material environmental site assessments, audits, investigations and studies in the possession, custody or control of the Company or any of its Subsidiaries.
     Section 5.13 Taxes.
          (a) Except as set forth on Section 5.13(a) of the Company Disclosure Letter, except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, (ii) the Company and each of its Subsidiaries have paid all Taxes shown to be due thereon, (iii) as of the date of this Agreement, to the extent of the Company’s Knowledge, there are not pending or, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, and (iv) the balance sheet contained in the most recent Company SEC Reports as of the date hereof reflect an adequate reserve (determined in accordance with GAAP on the face thereof) (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued as of the date of such balance sheet (except, in the case of clause (i), (ii), (iii) or (iv) above, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP).
          (b) No material Tax Return of the Company or any of its Subsidiaries is, as of the date hereof, or with respect to material income Tax Returns has been within the last five years, under audit or examination by any Taxing Authority. No written notice has been received by the Company or any of its Subsidiaries as of the date hereof that any audit, examination or similar administrative or court proceeding or controversy is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries. There is no refund litigation with respect to any material amount of Taxes due and owing by the Company or any of its Subsidiaries. Each deficiency assessed with respect to any completed audit or examination relating to Taxes has been timely paid or is being contested in good faith and has been reserved for on the books of the Company. There is no currently effective agreement or other document extending beyond the date hereof, or having the effect of extending beyond the date hereof, the period of assessment or collection of any Taxes of the Company or any of its Subsidiaries, nor has any request been made for any such extension.
          (c) Except as set forth on Section 5.13(c) of the Company Disclosure Letter, except as included in the determination of deferred income Tax or otherwise accrued or reserved for on the financial statements of the Company (or the notes thereto) included in the Company SEC Reports filed as of the date hereof and except where such taxable income would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, none of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Company’s SEC Reports filed as of the date hereof) in a prior taxable period (or portion of a taxable period) but was not recognized for Tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the completed contract method of accounting, (E) the long-term contract method of accounting, (F) the cash method of accounting or Section 481 of the Code or (G) any comparable provisions of state or local Tax law, domestic or foreign.
          (d) Except as set forth on Section 5.13(d) of the Company Disclosure Letter, the Company and each of its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign Tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable Laws, except where the failure to comply, withhold or pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
          (f) Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period in the filing of any affiliated, aggregated, consolidated, combined or unitary Tax Return other than consolidated Tax Returns for the consolidated group of which the Company is the common parent.
          (g) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
          (h) No written claim has been made since January 1, 2006 by any taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to Taxes by that jurisdiction except where the failure to pay such Taxes or the amount of such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company
          (i) No Taxing Authority has asserted in writing any Liens for Taxes with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due and payable.
          (j) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (k) “Tax” or “Taxes” means (a) any tax of any kind whatsoever (including required tax withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (b) liability for the payment of any amount of the type described in clause (a) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group and (c) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (a) or (b) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all binding existing agreements or arrangements (whether or not written) that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification or similar agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any advance pricing agreement, closing agreement or other agreement relating to Taxes).
     Section 5.14 Employee Benefit Plans.
          (a) With respect to each Company Benefit Plan and each Company Incentive Plan, no event has occurred and, to the extent of the Company’s Knowledge there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code or is a “multiemployer plan” (as defined in Section 3(37) of ERISA).
          (b) Section 5.14(b) of the Company Disclosure Letter sets forth a list of (i) all Company Benefit Plans and (ii) all Company Incentive Plans. The Company has made available to Parent true and complete copies of all Company Incentive Plans. With respect to each Company Benefit Plan the Company has made available to Parent true and complete copies of each of the following:
               (i) the current plan document, together with all amendments,
               (ii) relative to any plan for which such forms are required to be filed, the three (3) most recent IRS Forms 5500 including all required Schedules and the corresponding summary annual reports,
               (iii) each trust agreement, recordkeeping services or similar administration agreement, group annuity contract, and investment management or investment advisory agreement, and
               (iv) the most recent summary plan description, or in the case of a plan not required under ERISA to maintain a summary plan description, the employee handbook and/or other similar employee communication materials relating to employee benefit matters.
          (c) All contributions (including all employer contributions and employee salary reduction contributions) required to have been timely made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, other than a failure to make contributions that is not material. No non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (d) Except as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the extent of the Company’s Knowledge, threatened, with respect to any Company Benefit Plan, or by any Company Benefit Plan, other than claims for benefits in the ordinary course.

          (e) Except as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no Company Benefit Plan is, or within the preceding three (3) years has been, the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.
          (f) Except as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Benefit Plan has been administered in all material respect in accordance with ERISA, the Code and all other applicable Laws.
          (g) Except as set forth on Section 5.14(g) of the Company Disclosure Letter, all filings and reports required to be submitted by any Company Benefit Plan to the IRS or the United States Department of Labor have been timely submitted, except as would not reasonably be expected to have a Material Adverse Effect.
          (h) Any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS. Alternatively, any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code but has not received such a letter from the IRS, has either timely applied for such a letter or the there remains time to timely apply for, and make any plan amendments required in order to receive, such a letter in accordance with applicable U.S. Department of the Treasury regulations or IRS pronouncements.
          (i) No Company Benefit Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Benefit Plan is funded by any “voluntary employees’ beneficiary association” (as defined in Code Section 501(c)(9).
          (j) Except as required by Section 601, et seq. of ERISA or as set forth on Section 5.14(j) of the Company Disclosure Letter, no Company Benefit Plan promises or provides health or other welfare benefits (excluding normal claims under group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following the retirement or termination of employment of such person.
          (k) Except as set forth on Section 5.14(k) of the Company Disclosure Letter, no Company Benefit Plan is maintained or covers employees outside of the United States.
          (l) Since December 31, 2006 through the date hereof, there has not behave not been any adoption, material amendment or termination by the Company or any of its Subsidiaries of any collective bargaining or other labor union Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. There are no collective bargaining or other labor union Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of The Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. Since January 1, 2005, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.
          (m) The Company has provided to Parent, true, complete and correct copies of all:
     (i) employment agreements with employees of Company or any of its Subsidiaries,
     (ii) non-competition agreements entered into between current employees and the Company or any of its Subsidiaries,
     (iii) severance agreements, retention agreements, change in control agreements, or other similar programs and policies of the Company or any of its Subsidiaries relative to its employees, and
     (iv) plans, programs, agreements or other arrangements of Company or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required or may become payable directly or indirectly as a result of or in connection with the negotiation of, consummation of the transactions contemplated by, or execution of, this Agreement.
     Section 5.15 Property.
          (a) Section 5.15(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each material parcel of real property leased by the Company or any of its Subsidiaries (the “Leased Real Property” and each lease or other agreement relating to any of the Leased Real Property (the “Real Property Leases”), true and complete copies of which have been made available to Parent. Neither the Company nor any of its Subsidiaries owns any real property.
          (b) The Company or a Subsidiary of the Company has a valid leasehold, sublease or other comparable contract rights, in each case free and clear of all Liens, (other than Permitted Liens contained in such lease, sublease or comparable contract right) in the Leased Real Property, except for easements, restrictive covenants and similar encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries nor, to the extent of the Company’s Knowledge, any other party to any Real Property Lease is in violation of or default under nor does there exist any condition which, upon the passage of time or the giving notice or both, would cause such a violation of or default under any of the Real Property Leases, except where the existence of such violations or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all Real Property Leases to which they are a party, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

          (c) The Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their properties and assets, free and clear of all Liens, except for Permitted Liens and except as would not reasonably be expected to have a Material Adverse Effect on the Company.
     Section 5.16 Compliance With Laws.
          (a) Except with respect to Environmental Laws, Taxes, ERISA and regulatory compliance, which are the subjects of Sections 5.12, 5.13, 5.14 and 5.25 respectively and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company or its Subsidiaries is in conflict with, in default with respect to or in violation of any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.
          (b) Each of the Company and its Subsidiaries has all Permits including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”) required to own, lease and operate their properties and conduct their businesses in all material respects as currently conducted, and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the consummation of the Offer nor the Merger, in and of itself, would cause the revocation or cancellation of any such material Permit although certain of such Permits will require revision by Parent on or after the Acceptance Date or the Effective Date to reflect the change in ownership of such Permits.
          (c) All manufacturing operations conducted by or, to the extent of the Company’s Knowledge , for the benefit of the Company or any of its Subsidiaries are being conducted in compliance in all material respects with the FDA’s applicable current Good Manufacturing Practice regulations, to the extent applicable.
          (d) Except as set forth on Schedule 5.16(d) of the Company Disclosure Letter, since December 31, 2006, there has not been a material recall, whether voluntary or otherwise, of any of the Company’s products and none of such products have been subject to device removal or correction reporting requirements, and the Company has not received notice of any proceeding seeking a recall, removal, or corrective action of any products. There is no pending nor, to the extent of the Company’s Knowledge, threatened proceeding, review, inquiry or, to the extent of the Company’s Knowledge, investigation by the FDA or any other Governmental Authority relating to the Company’s development, testing, manufacture, distribution, or sale of its products.
     Section 5.17 Finders’ Fees and Fee Amounts. No agent, broker, investment banker, financial advisor or other firm or person except each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and XMS Capital Partners, LLC is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. The Company has disclosed to Parent all material terms of the agreements under which Merrill Lynch, Pierce, Fenner & Smith Incorporated and XMS Capital Partners, LLC have agreed to provide services to the Company.
     Section 5.18 Opinion of Financial Advisors. Merrill Lynch, Pierce, Fenner & Smith Incorporated has delivered to the Board of Directors an opinion to the effect that, as of the date of this Agreement, the consideration to be received by holders of Shares (other than holders of Shares that are Affiliates of Parent) in the Offer and the Merger is fair, from a financial point of view, to such holders.
     Section 5.19 Affiliate Transactions. Except for this Agreement and the Merger and as disclosed in any Company SEC Reports, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, the Company’s Affiliates (other than the Company’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
     Section 5.20 Anti-Takeover Provisions.
          (a) The Board of Directors has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors) necessary to render the business combination provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement and the transactions contemplated hereby. To the extent of the Company’s Knowledge, no other “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each, a “Takeover Statute”) or similar charter or bylaw provisions are applicable to the Offer, the Merger, this Agreement or the transactions contemplated hereby;
          (b) Immediately prior to the execution of this Agreement, the Company has adopted the Rights Plan Amendment. The Company has made available to Parent a complete and correct copy of the Rights Plan Amendment.
     Section 5.21 No Undisclosed Material Liabilities.
          (a) As of the date of this Agreement, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent (as defined under GAAP), absolute, determined, determinable or otherwise required by GAAP to be disclosed or reflected on the balance sheet of the Company or its Subsidiaries, other than:
               (i) liabilities or obligations disclosed and provided for in the balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 (the “Company Balance Sheet”) or in the notes thereto or in the Company SEC Reports filed prior to the date hereof;

               (ii) liabilities or obligations incurred in the ordinary course consistent with past practices since the date of the Company Balance Sheet or incurred in connection with the Offer, Merger or transactions contemplated by this Agreement; and
               (iii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
          (b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.
     Section 5.22 Suppliers. Since January 1, 2007 there has been no termination, cancellation or material curtailment of the business relationship of the Company with any material Supplier nor, to the extent of the Company’s Knowledge, has any material Supplier notified the Company in writing that it intends to so terminate, cancel or materially curtail its business relationship with the Company.
     Section 5.23 Insurance. The Company has heretofore made available to Parent true, correct and complete copies of all material insurance policies maintained by or on behalf of the Company. There are no self-insurance arrangements in effect as of the date of this Agreement with respect to the Company with respect to matters for which businesses similar to the Company ordinarily obtain third party insurance. All such material policies are in full force and effect except where the failure of such policies to be in full force and effect would not have a Material Adverse Effect on the Company. Except as would not be material to the Company, all premiums due on such policies have been paid by the Company, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies.
     Section 5.24 Certain Business Practices. Neither the Company nor any Subsidiary of the Company nor to the extent of the Company’s Knowledge, any director, officer, agent or employee of the Company or any Subsidiary of the Company has, on behalf of the Company or any Subsidiary of the Company (i) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign, or state anti-corruption or anti-bribery Law or requirement applicable to the Company or any Subsidiary of the Company.
     Section 5.25 Regulatory Compliance.
          (a) Except as set forth in Section 5.25(a) of the Company Disclosure Letter, as to each product subject to the FDCA or similar applicable Laws in any foreign jurisdiction that are developed, manufactured, tested, distributed and/or marketed by the Company or any Subsidiary of the Company (a “Medical Product”), each such Medical Product is being developed, manufactured, tested, distributed and/or marketed in material compliance with all applicable requirements under the FDCA and similar applicable Laws, including those relating to investigational use, premarket clearance or marketing approval (or exemptions therefrom) to market a Medical Product, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals and the American Medical Association’s guidelines on gifts to physicians. Neither the Company nor any Subsidiary of the Company has received any notice or other communication from the FDA or any other Governmental Authority (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any Subsidiary of the Company or (B) otherwise alleging any violation applicable to any Medical Product of any applicable Law.
          (b) Except as set forth in Section 5.25(b) of the Company Disclosure Letter, no Medical Product is under consideration by the Company or any Subsidiary of the Company for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by, the Company or any Subsidiary of the Company in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2006. The Company has not received written notice that any proceedings in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Product are pending, or, to the extent of the Company’s Knowledge, threatened against the Company or any Subsidiary of the Company or any licensee of any Medical Product.
          (c) As to each Medical Product of the Company or any Subsidiary of the Company for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in material compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar applicable Laws and all terms and conditions of such licenses or applications. In addition, the Company and its Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar applicable Laws.
          (d) No Medical Product manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar applicable Law), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar applicable Law) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar applicable Law), except for failures to be in compliance with the foregoing that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company.
          (e) Neither the Company nor any of its Subsidiaries is the subject, officially or otherwise, of any pending or, to the extent of the Company’s Knowledge, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the extent of the

Company’s Knowledge, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.
          (f) Neither the Company nor any of its Subsidiaries, nor, to the extent of the Company’s Knowledge, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar applicable Law. Neither the Company nor any of its Subsidiaries, nor, to the extent of the Company’s Knowledge, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar applicable Law.
          (g) Except as provided in Section 5.25(g) of the Company Disclosure Letter, since June 1, 2005, neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Product, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Product or (c) commenced, or threatened to initiate, any action to enjoin the production of any Medical Product produced at any facility where any Medical Product is manufactured, tested or packaged.
          (h) To the extent of the Company’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting the Company or any of its Subsidiaries relating to or arising under (a) the FDCA or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services that in each case could reasonably be expected to have a Material Adverse Effect on the Company.
          (i) The Company and its Subsidiaries are and at all times in the past three years have been in compliance with: (i) the applicable provisions of the FDCA; (ii) the provisions of the Health Insurance Portability and Accountability Act of 1996 relating to the privacy and security of individually identifiable health information, and all regulations thereunder; (iii) the federal healthcare programs antikickback statute (42 U.S.C. §1320a-7b(b)) and regulations promulgated thereunder; (iv) the federal health care fraud statute (18 U.S.C. §1347); the federal False Claims Act (31 U.S.C. §3729 et seq); and (v) all state antikickback, false claims, and patient privacy laws and regulations except in the case of each of (i)-(v) where the failure to be in compliance would not be reasonably expected to have a Material Adverse Effect on the Company. Since January 1, 2005 neither the Company, nor any Subsidiary of the Company has received any written notice or other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any legal requirement set forth in this Section 5.25(i).
          (j) To the extent of the Company’s Knowledge, neither the Company, nor any Subsidiary of the Company, nor any officer, director, or any employee, of the Company or a Subsidiary of the Company, has been excluded from participation in any Federal health care program (including Medicare or Medicaid) or committed any offense in 42 U.S.C. §1320a-7 that would be the basis for such exclusion.
          (k) To the extent of the Company’s Knowledge, all submissions and reports submitted to the FDA in connection with any and all requests for a Required Permit of the FDA or other Governmental or Regulatory Authority were true, complete and correct in all material respects as of the date of submission and any legally necessary or required updates, changes, corrections or modifications to such submissions and reports have been submitted to FDA and other Governmental or Regulatory Authority.
          (l) To the extent of the Company’s Knowledge, all pre-clinical and clinical trials conducted by the Company or any of its Subsidiaries have been conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable Laws promulgated by the FDA relating thereto, including without limitation the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 812, as amended.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”)(it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed to be disclosed with respect to any other section or subsection to which the relevance of such disclosure is readily apparent), Parent and Merger Sub hereby represent and warrant to the Company that:
     Section 6.1 Corporate Existence and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate or limited liability company, as applicable, power and authority required to execute and deliver this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.
     Section 6.2 Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly and validly authorized by the boards of directors of each of Parent and Merger Sub. No corporate proceedings (other than those previously taken or conducted on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the Offer, the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.
     Section 6.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement do not and will not require any consent, approval authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of any Regulatory Law; (iii) compliance with the applicable requirements of the Exchange Act; (iv) compliance with any applicable state securities or blue sky laws; (v) the consents and/or notices listed in Section 6.3 of the Parent Disclosure Letter; and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to adversely affect in any material respect, or prevent or materially delay (A) the consummation of the Offer or the Merger or (B) Parent’s or Merger Sub’s ability to observe and perform its obligations hereunder.
     Section 6.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Offer, the Merger and the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the items specified in Section 6.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub, or any of their respective properties or assets, or (iii) require the consent, approval, or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or any event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Merger Sub or to a loss of any material benefit to which Merger Sub is entitled under any Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
     Section 6.5 Financing.
          (a) Parent has delivered to the Company a true and complete copy of an executed commitment letter (the “Debt Commitment Letter”) from Goldman Sachs Credit Partners L.P. (“GSCP”), pursuant to which GSCP has committed to provide debt financing in an aggregate amount of $800,000,000 (a $600,000,000 term loan commitment and a $200,000,000 revolving loan commitment) (the “Debt Commitment”). The Debt Commitment Letter in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent and Merger Sub, the lenders party to the Debt Commitment Letter. There are no conditions or other contingencies related to the funding in full of the financings contemplated by the Debt Commitment Letter other than as set forth in the Debt Commitment Letter (the “Debt Financing”). As of the date hereof, (i) the Debt Commitment Letter has not been modified or amended, (ii) no event has occurred which, with or without notice, lapse of time, or both, would constitute a breach by Parent or Merger Sub under any term or condition of the Debt Commitment Letter unless the occurrence of such breach would not enable the lenders signatory to the Debt Commitment Letter to terminate the Debt Commitment Letter in accordance with the terms thereof and (iii) to the knowledge of Parent and Merger Sub, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded. As of the date hereof, Parent and Merger Sub (x) are not aware of any fact or occurrence that makes any of the material assumptions in Debt Commitment Letter inaccurate, (y) have no reason to believe that they will be unable to satisfy on a timely basis any condition of closing to be satisfied by them contained in the Debt Commitment Letter and (z) have no reason to believe that the Debt Financing required to consummate the transactions contemplated hereby will not be made available to Parent on the Acceptance Date. Parent acknowledges that its obligations under this Agreement are not conditioned upon the receipt by it or Merger Sub of the proceeds made available under the Debt Commitment Letter or any other financing.
          (b) As of the Closing Date, Parent and Merger Sub will have received or will have available to them for borrowing, pursuant to the Debt Commitment, together with Parent’s cash on hand, sufficient cash to consummate the Offer and the Merger upon the terms contemplated by this Agreement and to (i) pay the aggregate consideration to which the Company’s equityholders are entitled under Article II and Sections 8.18 — 8.21, (ii) fund, refinance or prepay any indebtedness or other obligations of the Company or its Subsidiaries which become due or payable by the Company and its Subsidiaries in connection with, or as a result of, the Offer or the Merger, and entitled to payment under Article II and Section 8.18 — 8.21, (ii) fund, refinance or prepay any indebtedness or other obligations of the Company or its Subsidiaries as reflected in the latest balance sheet included in the Company Financial Statements which become due or payable by the Company and its Subsidiaries in connection with, or as a result of, the Offer or the Merger, and (iii) pay all related fees and expenses.
     Section 6.6 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as required in connection with the Debt Commitment or as otherwise contemplated herein.
     Section 6.7 Litigation. There are no pending or, to the knowledge of Parent or Merger Sub, threatened, Proceedings of any nature against any of Parent or Merger Sub or any of their respective properties or assets and there are no injunctions, orders, judgments, decrees, settlement agreements, rulings or regulatory restrictions of any Governmental Authority binding on any of Parent or Merger Sub or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
     Section 6.8 Ownership of Shares. None of Parent or Merger Sub or their respective Subsidiaries owns (directly or indirectly, beneficially or of record) any Shares and none of Parent or Merger Sub or their respective Subsidiaries holds any rights to acquire any Shares except pursuant to this Agreement.
     Section 6.9 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the Certificate of Incorporation or bylaws or other equivalent organizational documents of

Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.
     Section 6.10 Management Agreements. Other than this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors, on the other hand relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.
     Section 6.11 Acknowledgement of Disclaimer of Other Representations and Warranties.
          (a) Parent and Merger Sub acknowledge that, to their knowledge, as of the date hereof, they and their representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which they and their representatives, as of the date hereof, have requested to review, and that they and their representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its subsidiaries makes, or has made, any express or implied representations or warranties relating to itself or its business or otherwise in connection with the Offer or the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, and (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Offer or the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party.
          (b) Neither the Company nor any other Person will have or be subject to any indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or use by Parent and Merger Sub of, any such information, including any information, documents, projections, forecasts or other material made available to Parent and Merger Sub in a “data room” or “virtual data room,” confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement. In connection with the investigation by Parent and Merger Sub of the Company and its Subsidiaries, Parent and Sub have received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. Each of Parent and Merger Sub acknowledges that the Company makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans) unless any such materials or information is the subject of any express representation or warranty set forth in Article V of this Agreement.
ARTICLE VII
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 7.1 Conduct of the Company and Subsidiaries. Except for matters set forth in Section 7.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement until the Acceptance Time, the Company shall use its reasonable best efforts to, and, to the extent consistent therewith, shall use its reasonable best efforts to cause its Subsidiaries to, conduct their respective businesses in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice, and shall use its reasonable best efforts to (i) preserve substantially intact its and its Subsidiaries’ present business organization and capital structure, (ii) keep available the services of present officers and key employees, and (iii) maintain in effect all existing material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations necessary for the conduct of its business. The Company shall use its commercially reasonable efforts to seek to maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, and except for matters set forth in Section 7.1 of the Company Disclosure Letter or as otherwise contemplated by or provided in this Agreement or as required by applicable Law, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit its Subsidiaries to:
          (a) adopt any change in its or their respective certificates of incorporation, bylaws or other constituent documents (whether by merger, consolidation or otherwise);
          (b) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventories and supplies in the ordinary course of the business of the Company and its Subsidiaries in a manner that is consistent with past practices, (B) capital expenditures in connection with the business of the Company consistent with the Company’s budget for fiscal year 2008 (a copy of which budget is provided in Section 7.1(b) of the Company Disclosure Letter), and (C) any such transactions between the Company and any of its Subsidiaries or between any Subsidiaries of the Company;
          (c) sell, lease or otherwise transfer, or create or incur any Lien (other than a Permitted Lien) on, any assets, investments, properties, interests or businesses of the Company or any of its Subsidiaries, other than (A) sales of inventory in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practices or between any Subsidiaries, (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $1,000,000 individually or $2,000,000 in the aggregate and (C) such transactions between the Company and any of its Subsidiaries or between any Subsidiaries of the Company and (D) as set forth in Section 7.1(b) of the Company Disclosure Letter;
          (d) other than in connection with drawdowns in an aggregate amount not to exceed $5 million on or repayments of any existing credit facilities, redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any Person, other than the incurrence, assumption or guarantee of indebtedness (i) between the Company, on the one hand, and any of its Subsidiaries, on the other hand, or (ii) not in excess of $1,000,000 in the aggregate;
          (e) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities in excess of $1,000,000 in the aggregate;
          (f) make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $1,000,000 in the aggregate for all such loans, advances, contributions and investments, except for (i) transactions solely among the Company and/or Subsidiaries of the Company, or (ii) as required by existing contracts set forth in Section 7.1(f) of the Company Disclosure Letter;
          (g) enter into or amend any Contract with any executive officer or director of the Company or any of its Subsidiaries or any Person beneficially owning 1% or more of the Shares or the voting power of the Shares;
          (h) except as set forth on Section 7.1(h)(I), renew, extend, amend or terminate any Material Contract, enter into any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof, or enter into any agreement identified on Section 7.1(h)(II) of the Company Disclosure Letter;
          (i) (i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities; (ii) declare, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than a dividend or distribution by a Subsidiary of the Company to its parent corporation in the ordinary course of business; or (iii) except as set forth in Section 7.1(i) of the Company Disclosure Letter, issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (A) the exercise of or the making of any call notice pursuant to any Company Options, Company Restricted Stock Units, Company Warrants (or the redemption thereof), TWT Japan Securities, TWT Japan Warrants and/or Convertible Notes outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement, or the redemption of the Company Warrants, the TWT Japan Warrants and/or Convertible Notes or the exercise of any put rights under the TWT Japan Securities in each case outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement, (B) the withholding of Company Securities to satisfy Tax obligations with respect to Company Options or Company Restricted Stock Units (C) the acquisition by the Company of Company Securities in connection with the net exercise of Company Options, Company Restricted Stock Units, Company Warrants, TWT Japan Warrants and Convertible Notes in accordance with the terms thereof, (D) the provisions of the Stock Purchase Plan and (E) acquisitions by or issuances to Company Benefit Plans identified in Section 7.1(i) of the Company Disclosure Letter in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice;
          (j) except with respect to Tax matters, which are governed by Section 7.1(k), initiate, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that do not exceed in the aggregate the amount set forth on Section 7.1(j) of the Company Disclosure Letter, do not involve equitable relief against the Company or do not impose any material restrictions on the business or operations of the Company or any of its Subsidiaries;
          (k) other than in the ordinary course of business consistent with past practice or except to the extent required by Law, make or change any material Tax election, settle or compromise any material Tax liability of the Company and its Subsidiaries for an amount in excess of the reserve for such Tax liability that is reflected in the financial statements of the Company for the period ended March 31, 2008 that are included in the Company SEC Reports, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;
          (l) make any change in its financial accounting methods or method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries (other than inactive or shell Subsidiaries), except insofar as may have been required by a change in regulatory accounting standards and practice, GAAP or Law;
          (m) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than inactive or shell Subsidiaries that are immaterial), or enter into a letter of intent or agreement in principle with respect thereto;
          (n) RESERVED;
          (o) other than as required by applicable Law, the terms of any plan or agreement existing on the date hereof and in the case of any officer or director of the Company only to the extent that the Compensation Committee has duly approved such action in accordance with and so as to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) promulgated under the Exchange Act to the extent applicable: (i) pay or, except in accordance with GAAP, make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan or agreement or any existing arrangement with any officer, director, employee or pay or, except in accordance with GAAP, agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days; or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other material payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, Company Incentive Plan, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any Company director, officer, employee or agent, whether past or present or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;
          (p) except as publicly announced prior to the date hereof, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company other than routine employee terminations;

          (q) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries or any successor thereto or that would be reasonably expected to, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation or Parent, from engaging or competing in any material line of business in which such Person engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business) existing as of the date hereof;
          (r) revalue in any material respect any of its material assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by GAAP;
          (s) except for the Company’s 2008 Annual Meeting to be held on July 22, 2008, as provided in the Company’s Schedule 14A filed with the Securities and Exchange Commission on April 29, 2008, or as required by applicable Law, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Company Stockholder Meeting;
          (t) other than as expressly permitted by Section 8.6(d), take any action or fail to take any action that is intended to, or could reasonably be expected to, individually or in the aggregate, result in (i) any conditions to the Offer or the Merger not being satisfied or prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or (ii) a violation of any provision of this Agreement, except, in each of the foregoing cases, as may be required by applicable Law, except that in the case of (i) or (ii) actions or omissions permitted under this Agreement that a party proves were taken in good faith and without any intention of delaying or impeding the consummation of the Offer or the Merger shall not be deemed to be violative of the foregoing; or
          (u) authorize, agree or commit to do any of the foregoing.
Notwithstanding any provision contained in this Agreement, action taken by the Company and its Subsidiaries which is permitted under this Section 7.1 shall not constitute a misrepresentation or breach of warranty or covenant.
     Section 7.2 Conduct of Parent and Merger Sub. Neither Parent nor Merger Sub shall take (or permit its Affiliates to take) any action or fail to take any action (including those actions contemplated under Sections 8.18, 8.19, 8.20 and 8.21) that is intended to, or could reasonably be expected to, individually or in the aggregate, result in any conditions to the Offer or the Merger not being satisfied or prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement, except that actions or omissions permitted under this Agreement that a party proves were taken in good faith and without any intention of delaying or impeding the consummation of the Offer or the Merger shall not be deemed to be violative of the foregoing.

     Section 7.3 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Acceptance Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     Section 7.4 Operations of Merger Sub. Prior to the Effective Time, Merger Sub shall not engage in any other business activities and shall not have incurred any liabilities or obligations other than as contemplated herein.
     Section 7.5 Ownership of Shares. Prior to the Acceptance Time, none of Parent or Merger Sub or their respective Subsidiaries shall own (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective Subsidiaries shall hold any rights to acquire any Shares except pursuant to this Agreement.
     Section 7.6 Stock Purchase Plan Termination. Unless otherwise directed in writing by Parent, the Board of Directors will authorize the termination of the Stock Purchase Plan, effective no later than the day immediately preceding the Effective Time. The Company shall provide Parent evidence that such resolutions to terminate the Stock Purchase Plan. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. Prior to the effectuation of the termination of the Stock Purchase Plan, the Company shall provide participants with advance notice of the Revised Exercise Date pursuant to the provisions of the Stock Purchase Plan. Immediately prior to such termination, the Company will cause the administrator of the Stock Purchase Plan to issue to each participant thereunder a certificate or certificates representing the full number of shares of Company Common Stock accumulated in each participant’s accounts (to the extent the participant has not tendered such shares in the Offer) and a check for the net proceeds of any fractional share in each such participant’s account.
ARTICLE VIII
ADDITIONAL AGREEMENTS
     Section 8.1 Board of Directors Recommendation Actions. Neither the Board of Directors nor any committee thereof shall withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent the Recommendation (a “Recommendation Withdrawal”); provided, that at any time prior to the Acceptance Time, the Board of Directors of the Company may effect a Recommendation Withdrawal pursuant to Section 8.6(d).
     Section 8.2 Stockholder Meeting; Short Form Merger.
          (a) If approval of the stockholders of the Company is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall establish a record date for, call, give notice of (including any notices required under the Convertible Notes), convene and hold a meeting of the stockholders of the Company (the “Company Stockholder Meeting”) as promptly as practicable following the

Acceptance Time for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if there are insufficient shares of the Common Stock necessary to conduct business at the Company Stockholder Meeting. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law.
          (b) Each of Parent and Merger Sub shall vote all Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with Delaware Law at the Company Stockholder Meeting or otherwise. Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it in favor of the adoption of this Agreement in accordance with Delaware Law.
          (c) Notwithstanding the provisions of Section 8.1 or this Section 8.2, in the event that Parent, Merger Sub or any other Subsidiary of Parent, shall acquire at least ninety percent (90%) of the issued and outstanding Shares pursuant to the Offer or otherwise, from thereafter each of Parent, Merger Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.
     Section 8.3 Proxy Material.
          (a) If approval of the Company Stockholders is required by Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, as soon as practicable following the Acceptance Time, the Company and Parent shall jointly prepare, and the Company shall file with the SEC, a proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Company Proxy Statement”). The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Company Proxy Statement. Subject to all applicable requirements under applicable Laws, the Company shall use commercially reasonable efforts to cause the Company Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC. Each party hereto shall cause the Company Proxy Statement to, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholder Meeting, the parties hereto will cause the Company Proxy Statement not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made or covenant is agreed to by any party hereto with respect to information supplied by any other party hereto or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Company Proxy Statement shall be made by the Company without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon. The Company shall advise Parent and Merger Sub, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Company Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Company Proxy Statement so that the Company Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Company Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of the Company. The Company shall cause the Company Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the Nasdaq Global Select Market.
          (b) In connection with the filing of the Company Proxy Statement, the Company, Parent and Merger Sub will cooperate to: (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC any other documents required to be filed with the SEC relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested by the other party in connection with the preparation of the any such required documents; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response; (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) have cleared by the SEC such documents; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to such documents if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting.
          (c) Unless this Agreement is earlier terminated pursuant to Article X, subject to the terms of Section 8.6(d) hereof, the Company shall include in the Company Proxy Statement the Recommendation.
     Section 8.4 Commercially Reasonable Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement. Without limiting the foregoing, Parent and Merger Sub shall take all reasonable actions to cause the Offer to be conducted in accordance with all applicable Laws. In connection with and without limiting the foregoing, the Company, Parent and Merger Sub shall each file or jointly file, if applicable, or cause to be filed, any notifications, approval applications or the like required to be filed under all merger control laws with respect to the transactions contemplated hereby and Parent shall pay all filing and similar fees and related expenses payable in connection therewith. Subject to applicable Laws relating to the exchange of information, Parent, Merger Sub and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent, Merger Sub or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Offer, the Merger and the other transactions contemplated by this Agreement (including the Company Proxy Statement and material information, if any, provided to unions, works councils or other representative bodies or labor organizations). In exercising the foregoing rights, each of the Company, Parent and Merger Sub shall act reasonably and as promptly as practicable.
          (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof, (y) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (z) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 8.4 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the parties shall request and shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act.
          (c) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in this Section 8.4 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts, subject to applicable Laws, to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any Proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.
          (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 8.4, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which could prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby.
          (e) Nothing in this Agreement shall require Parent, any of its Subsidiaries or the Company or any of its Subsidiaries to (i) dispose of any of its respective businesses, product lines, products or assets, including any investments in any other business, (ii) limit its freedom of action with respect to any of its business, (iii) consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, or (iv) commit or agree to any of the foregoing and nothing in this Agreement shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Offer, the Merger or the other transactions contemplated hereby relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law. “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
          (f) Subject to the obligations under Section 8.4(d), in the event that any administrative or judicial Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
     Section 8.5 Access to Information.

          (a) Subject to applicable Law, prior to the Acceptance Time, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice, (i) such access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub reasonably may request, and (ii) all documents that Merger Sub reasonably may request. Notwithstanding anything to the contrary in this Section 8.5, the Company shall not be required to provide any information which it reasonably believes it may not provide Parent, Merger Sub and their respective Representatives by reason of (1) applicable Law (including antitrust laws), (2) in the Company’s good faith opinion, result in the loss of attorney-client privilege with respect to such books, records and other information, or (3) which the Company or any Subsidiary of the Company is required to keep confidential by reason of contract or agreement with third parties. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) Prior to the Acceptance Time, neither Parent nor Merger Sub shall, and Parent and Merger Sub shall cause each of their respective Representatives not to, use any information acquired pursuant to this Section 8.5 for any purpose unrelated to the consummation of the transactions contemplated hereby.
          (c) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.
          (d) All information obtained pursuant to this Section 8.5 shall be kept confidential in accordance with the Confidentiality Agreement.
     Section 8.6 Non-Solicitation and Recommendation Withdrawal.
          (a) Subject to the remainder of this Section 8.6, until the Acceptance Time or, if earlier, the termination of this Agreement in accordance with Article X, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct its and their respective officers, directors, employees, consultants, investment bankers, attorneys, accountants, agents, advisors, affiliates and other representatives (“Representatives”) not to: (i) initiate, solicit or knowingly encourage, facilitate or assist (including by way of providing information), the submission of any inquiries, proposals or offers that constitute or that could reasonably be expected to lead to, any Company Acquisition Proposal (as hereinafter defined) or engage in any discussions or negotiations with, furnish non-public information relating to the Company to, or otherwise cooperate with, any Person other than Parent, Merger Sub and their respective officers, directors, employees, consultants, investment bankers, attorneys, accountants, agents, advisors, affiliates and other representatives (any such other Person, a “Third Party”) with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any acquisition agreement, letter of intent, agreement in principle, or other similar agreement providing for or relating to a Company Acquisition Proposal; (iii) make a Recommendation Withdrawal; (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; or (v) propose publicly or agree to do any of the foregoing related to any Company Acquisition Proposal.
          (b) Notwithstanding anything to the contrary contained in Section 8.6(a), if at any time following the date of this Agreement and prior to the Acceptance Time, (i) the Company has received a Company Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of this Section 8.6, from a Third Party that the Board of Directors of the Company believes in good faith by majority vote or written consent to be bona fide and (ii) the Board of Directors of the Company determines in good faith by majority vote or written consent (after consultation with its outside legal counsel and financial advisors) that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as hereinafter defined), then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement (as hereinafter defined), and (y) will promptly (but in no event later than 24 hours) provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent, and provided further, that the Company will not take any of the actions described in (A) or (B) above unless and until the Board of Directors determines in good faith by a majority vote or written consent after consultation with its outside legal counsel and financial advisors that the failure to take that action would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law.
          (c) The Board of Directors shall not take any of the actions referred to in clauses (A) and (B) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by any Representative of any Company Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any Company Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and details of any such Company Acquisition Proposal, indication or request.
          (d) Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) effect a Recommendation Withdrawal (subject to the next following sentence in this Section 8.6(d)) or (ii) approve any letter of intent, memorandum of understanding, term sheet, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to any Company Acquisition Proposal. Notwithstanding the foregoing, at any time prior to, but not after, the Acceptance Time, the Board of Directors may, (A) in response to a Superior Proposal, effect a Recommendation Withdrawal and terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with Section 10.1(c)(ii), provided that the Board of Directors determines in good faith, by majority vote or written consent after consultation with its outside legal counsel and financial advisor, that the failure to do so would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law or (B) in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Company Acquisition Proposal or any ruling or determination by the FDA) (such material development or change in circumstances, an “Intervening Event”) effect a Recommendation Withdrawal provided that the Board of Directors determines in good faith by majority vote or written consent after consultation with its outside legal counsel and financial advisor, that the failure to do so would be inconsistent with its fiduciary duties to the Stockholders of the Company under applicable Law and provided further that in either case the Board of Directors will not effect a Recommendation Withdrawal, unless the Company (x) promptly notifies Parent, in writing, at least three (3) Business Days before taking that action advising Parent that the Board of Directors intends to take such action and specifying the reasons therefor in reasonable detail, (y) during such three (3) Business Day period, if requested by Parent, engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Recommendation Withdrawal, and (z) in the case of Recommendation Withdrawal in connection with the termination of this Agreement pursuant to Article X, complies with the provisions of Section 10.3. Any Recommendation Withdrawal (other than a Recommendation Withdrawal in connection with a termination of this Agreement pursuant to Article X) shall not change the approval of this Agreement, or any other approval of the Board of Directors of the Company, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Offer and the Merger.
          (e) The Company shall, and shall cause its Subsidiaries and the Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Company Acquisition Proposal and shall request that any such Third Party (or its agents or advisors) in possession of confidential information about the Company or its Subsidiaries that was furnished by or on behalf of the Company or any of its Subsidiaries to return or destroy all such information.
          (f) Nothing in this Agreement shall prohibit the Board of Directors from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosures to the Company Stockholders that the Board of Directors determines in good faith by a majority vote or written consent (after consultation with outside legal counsel and financial advisors) are required to be made by the Board so as to not act in a manner inconsistent with its fiduciary duties to Company Stockholders under applicable Law; provided, however that neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by Section 8.6(d) effect a Recommendation Withdrawal or approve or recommend, or publicly propose to approve or recommend a Company Acquisition Proposal.

          (g) Without limiting the foregoing, any violation of the restrictions set forth in this Section 8.6 by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 8.6 by the Company.
          (h) As used in this Agreement, the term:
               (i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions regarding confidentiality that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, as determined conclusively by the Board of Directors of the Company, provided that such agreement shall not prohibit the Company from providing to Parent any of the information required to be provided to Parent under this Section 8.6;
               (ii) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of persons other than Parent, Merger Sub or their respective affiliates relating to any direct or indirect acquisition or purchase of the assets of the Company relating to its HPV 14 type HR screening and 16/18 genotyping tests, or of a business that constitutes 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 30% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 30% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole); and
               (iii) “Superior Proposal” means a written, bona fide, unsolicited Company Acquisition Proposal for at least a majority of the outstanding shares of the Company’s Common Stock or substantially all of the assets of the Company, that the Board of Directors of the Company in good faith determines by majority vote or written consent, after consultation with its outside legal advisor and financial advisor, would, if consummated, result in a transaction that is more favorable to the Company Stockholders from a financial point of view than the transactions contemplated hereby (x) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (y) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Law, and (z) provided that the Third Party making such Superior Proposal has either has cash on hand or a financing commitment not materially more conditional than Parent’s in order to enable it to consummate such Superior Proposal.
     Section 8.7 Director and Officer Liability.
          (a) From and after the Acceptance Time, Parent shall cause the Company (and after the Effective Time, the Surviving Corporation), to the greatest extent permitted by Law, to indemnify and hold harmless (and comply with all of the Company’s and its Subsidiaries’ existing obligations to advance funds for expenses, subject to the receipt of an irrevocable undertaking by the proposed indemnitee to repay any advanced amounts if it is ultimately determined that such indemnitee is not entitled to indemnification) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time, including, without limitation, the approval of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and (ii) shall indemnify and hold harmless such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries. Any indemnitee wishing to claim rights under this Section 8.7(a) shall, upon becoming aware of any proceeding, claim, action or investigation for which indemnification may be sought hereunder, promptly notify Parent or the Surviving Corporation in writing and shall provide Parent or the Surviving Corporation with all information known to such indemnitee and copies of all documents available to such indemnitee relating to such matter (provided, that failure to so notify shall not affect Parent’s or the Surviving Corporation’s obligations under this Section 8.7(a) except to the extent such failure prejudices Parent or the Surviving Corporation). Parent and/or the Surviving Corporation shall be entitled to participate in the defense of any matter covered by this Section 8.7(a). No indemnitee shall enter into or agree to any settlement or other consensual resolution of any matter covered by this Section 8.7 without the prior written consent (which consent shall not be unreasonably withheld or delayed) of Parent or the Surviving Corporation. Parent shall cause the Company or the Surviving Corporation, as applicable, to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party described in the preceding sentence in enforcing the indemnity and other obligations provided in this Section 8.7, as such fees are incurred upon the written request of any such indemnified party (subject to the receipt of an irrevocable undertaking by the proposed indemnitee to repay any advanced amounts if it is ultimately determined that such indemnitee is not entitled to indemnification).
          (b) As of immediately prior to the Effective Time, Parent shall have caused the Company to have purchased, and, following the Effective Time, the Surviving Corporation shall maintain, a tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”), which tail policy shall be effective for a period from the Acceptance Time through and including the date six years after the Acceptance Date with respect to claims arising from facts or events that existed or occurred prior to or at the Acceptance Time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage currently provided by the Current Policy; provided, however, that in no event shall the Surviving Corporation be required to expend annually in excess of 275% of the current annual premium paid by the Company under the Current Policy (the “Insurance Amount”); provided, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and the Surviving Corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount.

          (c) This Section 8.7 shall survive the consummation of the Offer and the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company, its Subsidiaries, and their respective heirs and personal representatives and shall be binding on Parent, the Company and the Surviving Corporation and their respective successors and assigns. In the event that Parent causes the Company to do, or the Surviving Corporation (or any of its successors or assigns) does, any of the following: (i) consolidate with or merge into any other Person and the Company or the Surviving Corporation, as applicable, is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer or convey all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, assume and honor the obligations set forth in this Section 8.7. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 8.7 is not prior to or in substitution for any such claims under any such policies.
     Section 8.8 Takeover Statutes. The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer or the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Offer, the Merger and the other transactions contemplated by this Agreement.
     Section 8.9 Public Announcements. Except with respect to any Recommendation Withdrawal in accordance with Section 8.6(d) or any action taken pursuant to, and in accordance with, Section 8.6 or Article X, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby. No party hereto or any of its respective Affiliates or representatives will issue any such press release or make any such public statement prior to such consultation, except to the extent the disclosing party determines it is required to do so by applicable Law or any listing agreement with a national stock exchange, in which case that party will use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.
     Section 8.10 Notice of Current Events. From and after the date of this Agreement until the Acceptance Time, the Company and Parent shall promptly notify each other orally and in writing of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by this Agreement not to be satisfied; or (ii) the receipt of any material notice or other material communication from any

Governmental Authority in connection with the transactions contemplated by this Agreement; or (iii) any regulatory notice, report or result of inspection from the FDA or any similar Governmental Authority received by the Company that would reasonably be expected to be materially adverse to the Company; or (iv) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
     Section 8.11 Employee Matters.
          (a) For a period of not less than one year following the Effective Date, Parent shall provide all individuals who are employees of the Company and its Subsidiaries on the Effective Date so long as they remain employees of the Company or its Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Effective Date (taken as a whole, the “Affected Employees”), with base salary and employee benefits which are not materially less favorable in the aggregate than the base salary and employee benefits provided generally to similarly situated employees of Parent (excluding incentive compensation). Nothing contained in this Section 8.11 shall be deemed to grant any Affected Employee (i) any right to continued employment after the Acceptance Date or the Effective Date or (ii) any right to any specific type or amount of, or eligibility for, incentive compensation or benefit, which shall be provided under Parent plans in which similarly situated employees of Parent participate. Certain benefits earned by employees of the Company set forth on Schedule 8.11(a) of the Company Disclosure Letter shall be dealt with in the manner set forth thereon. For the avoidance of doubt, Parent hereby expressly assumes and agrees to perform the Company’s obligations under the employment agreements listed in Section 8.11(a) of the Company Disclosure Letter as amended to date in the same manner and to the same extent that the Company would be required to perform such obligations if the Offer and the Merger had not taken place.
          (b) As of and after the Effective Time, the Surviving Corporation shall give any Affected Employees full credit for all purposes (but not benefit accruals under any newly established defined benefit pension plans), under any new employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Affected Employees as of and after the Effective Time by the Surviving Corporation or any of its Subsidiaries for the Affected Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Surviving Corporation Plan”) to the same extent recognized by the Company immediately prior to the Effective Time under any similar Company Benefit Plan. With respect to each Surviving Corporation Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Surviving Corporation and its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, for the applicable plan year in which the Closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Affected Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.
          (c) The provisions of this Section 8.11 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) confer upon or give to any person (including for the avoidance of doubt any Company Employees or Affected Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 8.11) under or by reason of any provision of this Agreement, or (ii) constitute an amendment or modification of any Company Benefit Plan.
     Section 8.12 Stock Exchange Listing. Promptly following the Effective Time, the Surviving Corporation will cause the Shares to be delisted from the Nasdaq Global Select Market, deregistered under the Exchange Act and all registration statements filed pursuant to the Securities Act shall be withdrawn.
     Section 8.13 Section 16(b). The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 8.14 Stockholder Litigation. Prior to the Acceptance Time, the Company shall promptly notify Parent of any stockholder litigation brought, or threatened, against the Company, its directors and/or its executive officers and will cooperate with Parent in the defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the Offer, the Merger, this Agreement or the transactions contemplated hereby, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle in exchange for the payment of funds any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any Company Stockholder relating to the Offer, the Merger, this Agreement or any transaction contemplated hereby without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).
     Section 8.15 Conveyance Taxes. The Company, its Subsidiaries and Parent will (a) cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, (b) cooperate in the preparation, execution and filing of all applications or other documents regarding any applicable exemptions to any such Tax or fee and (c) each pay any such Tax or fee which becomes payable by it on or before the due date therefor.
     Section 8.16 Obligations of Merger Sub and Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement. The obligations and liability of Parent and Merger Sub hereunder shall be joint and several.
     Section 8.17 Parent Representatives. Parent hereby designates the two officers of Parent set forth on Section 8.17 of the Parent Disclosure Schedules, or such other officers as Parent may designate upon written notice to the Company (the “Parent Representatives”), to be responsible for determining whether consent to any action prohibited by Section 7.1 shall be given by Parent. The Parent Representatives shall respond promptly in writing to any request for consent to the taking of any action under Section 7.1. The Company may rely on any consent or response given by any of the Parent Representatives.
     Section 8.18 Company Warrants. Parent and Merger Sub acknowledge that each holder of Company Warrants will have the right to specify in writing to the Company prior to the fifth trading day prior to the Acceptance Date, the amount, if any, of its Company Warrants that such holder will require the Company to redeem. Following the public announcement of this Agreement, the Company shall give notice of the transactions contemplated by this Agreement to each holder of the Company Warrants pursuant to the terms of the Company Warrants. No less than five Business Days prior to the expiration date of the Offer, the Company shall establish an escrow account with an independent escrow agent (the “Warrant Escrow Account”) and provide Parent with the wiring instructions related thereto. Parent shall deposit the Estimated Warrant Consideration in the Warrant Escrow Account at least three Business Days prior to the expiration date of the Offer. To the extent the Actual Warrant Consideration is greater than the Estimated Warrant Consideration, on the Acceptance Date, Parent shall deposit in the Warrant Escrow Account the amount of such deficit. On the Acceptance Date, the escrow agent shall release the Actual Warrant Consideration to the holders of the Company Warrants who have elected redemption as provided in the Company Warrants. If the Actual Warrant Consideration is less than the Estimated Warrant Consideration, the Escrow Agent shall release such excess amount to Parent after payment of amounts due to holders of Company Warrants.
     Section 8.19 Convertible Notes. Following the public announcement of this Agreement, the Company shall give notice of the transactions contemplated by this Agreement to each holder of the Convertible Notes pursuant to the terms of the Convertible Notes. Promptly after the Acceptance Time, Parent shall cause the Company to provide each holder of the Convertible Notes with written notice providing that such holder has the opportunity to convert some or all of its Convertible Notes into the right to receive an amount of cash equal to the Change in Control Redemption Price (as defined in the Convertible Notes). Parent shall cause the Company to deliver such change of control notice to each holder of the Convertible Notes not less than 30 and not more than 60 days prior to the redemption date specified therein. Thereafter, Parent (or after the Effective Time, the Surviving Corporation) shall pay to each holder that so elects in writing the Change in Control Redemption Price in the manner provided in the Convertible Notes. To the extent a holder of a Convertible Note does not elect to have its Convertible Note redeemed, such Convertible Notes shall remain outstanding and, if any time after the Effective Time and prior to the expiration date thereof, the Convertible Notes are converted in accordance with their terms, the holder thereof shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion absent the Merger, the Merger Consideration such holder would have been entitled to receive upon the consummation of the Merger if it had converted such Convertible Note immediately prior to the Merger.
     Section 8.20 TWT Japan Securities. Following the public announcement of this Agreement, the Company shall give notice of the transactions contemplated by this Agreement to the Minority Investors pursuant to the terms of the Investor Rights Agreement. Pursuant to the terms of the Investor Rights Agreement, if requested in writing by Parent following the date of this Agreement, the Company shall provide each Minority Investor with written notice of its election to exercise the Call Option (as defined in the Investor Rights Agreement) stating that the Company intends to purchase all the TWT Japan Securities held by such Minority Investor on or after the Acceptance Date but prior to the Closing Date and the Company will negotiate with the Minority Investors as provided in the Investor Rights Agreement to determine the Call Price (as defined in the Investor Rights Agreement) and Parent shall deposit with the Company funds sufficient to promptly pay the Minority Investors the Call Price in accordance with the terms of the Investor Rights Agreement. Not less than two weeks prior to the expiration date of the Offer, the Company shall provide notice to the holders of TWT Japan Warrants to permit such holders to exercise their TWT Japan Warrants prior to the expiration date of the Offer. Any TWT Japan Warrants not exercised prior to the Acceptance Date shall be cancelled in accordance with their terms as of the Acceptance Time.
     Section 8.21 [RESERVED]
     Section 8.22 Cooperation with Respect to Financing.
          (a) Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable that are within Parent’s and Merger Sub’s control to (i) maintain in effect the Debt Commitment and to satisfy on a timely basis all the conditions to obtaining the Debt Financing set forth therein, (ii) enter into definitive financing agreements with respect to the Debt Financing as contemplated by the Debt Commitment Letter (the “Financing Agreements”), so that the Financing Agreements are in effect at or prior to the Acceptance Time and (iii) consummate the Debt Financing at or prior to the Acceptance Time. Parent and Merger Sub shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without first consulting with the Company, and will obtain the Company’s prior written consent prior to agreeing to any such amendment, modification or waiver that would add additional material conditions to funding or materially increase the likelihood that the conditions to funding would not be satisfied. Promptly upon obtaining knowledge thereof and in any event within 24 hours thereof, Parent and Merger Sub will give the Company notice of any breaches by any party of the Debt Commitment Letter or any termination of the Debt Commitment.
          (b) If any of the Debt Commitment Letter or the Financing Agreements expire or are terminated prior to the Effective Time, in whole or in part, for any reason, Parent shall promptly notify the Company of such expiration or termination.
          (c) Except to the extent prohibited by applicable Law, the Company shall use its commercially reasonable efforts to provide, on a timely basis, and shall use commercially reasonable efforts to cause its officers, employees and advisers to provide on a timely basis, all necessary cooperation as may be reasonably requested by Parent in connection with the arrangement of the financing contemplated by the Debt Commitment Letter, or any alternative financing Parent may seek in order to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, and to otherwise use its commercially reasonably efforts to cooperate with Parent with respect to the terms, covenants and conditions of the Debt Commitment Letter that relate to the Company, including using commercially reasonable efforts to (i) facilitate the pledge of collateral (effective as of the Effective Time), (ii) provide to Parent the type of financial and other pertinent information regarding the Company that is typically included in presentations to rating agencies or in a “bank book” used for syndicating loans similar in type and size to the Debt Financing, so as to assist Parent in connection with Parent’s submissions to rating agencies and Parent’s assistance to GSCP in preparation of a “bank book” for syndication of the Debt Financing, all as contemplated by the Debt Commitment Letter, and (iii) provide other reasonably requested certificates or readily available documents. Notwithstanding the foregoing, nothing herein shall be deemed to require the Company to take any extraordinary measures, create any extraordinary documents, pay any fees to, or reimburse any expenses of, any third party in connection with the arrangement of the financing contemplated by the Debt Commitment Letter, or any alternative financing Parent may seek in order to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.
ARTICLE IX
CONDITIONS TO THE MERGER
The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:
          (a) Stockholder Approval. If required by applicable Law, this Agreement shall have been adopted by the Requisite Stockholder Vote.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger.
          (c) Offer. Merger Sub shall have accepted for payment and paid for the Shares validly tendered and not withdrawn pursuant to the Offer in accordance with the terms hereof and thereof.
ARTICLE X
TERMINATION
     Section 10.1 Termination Prior to Acceptance Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time:
          (a) by mutual written consent of the Company, on the one hand, and Parent or Merger Sub, on the other hand;

          (b) by either the Company, on the one hand, or Parent or Merger Sub, on the other hand, if:
               (i) the Offer shall not have been consummated on or before the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to (x) any party hereto whose breach of any covenant or obligation under this Agreement has resulted in (I) the failure of any of the conditions to the Offer set forth in Annex A hereto to be satisfied on or before the Outside Date; or (II) the withdrawal of the Offer or expiration or termination of the Offer in accordance with its terms without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Shares pursuant to the Offer, or (y) Parent or Merger Sub, if at any time prior to or concurrently with the expiration of the Offer, all of the Tender Offer Conditions had been satisfied simultaneously for at least two consecutive days; or
               (ii) there shall be any final and nonappealable Law or any Governmental Authority takes any other action that makes consummation of the Offer or the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 8.4) has been the cause of, or resulted in, such action;
          (c) by the Company:
               (i) if a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (other than the failure of Parent to accept and pay for the Shares validly tendered and not withdrawn in the Offer in accordance with the terms of the Offer and this Agreement as a result of a No Fault Financing Failure) shall have occurred, and such breach is incapable of being cured by the Outside Date or is not cured by the earlier of (A) ten (10) Business Days following written notice to Parent by the Company of such breach and (B) the Outside Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section C(1), Section C(2) or Section C(3) of Annex A hereto, not to be satisfied (it being understood that, if the Tender Offer conditions are satisfied and Parent does not consummate the Offer other than as a result of a No Fault Financing Failure, the Company may terminate this Agreement pursuant to this Section 10.1(c)(i), except as set forth in the proviso to this subsection (c));
               (ii) in connection with a Recommendation Withdrawal pursuant to the second sentence of Section 8.6(d) provided that (A) the Company is and has been in compliance in all material respects with the terms and conditions of Section 8.6, (B) the Board of Directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of a Superior Proposal in the event that such Recommendation Withdrawal was effected in response to a Superior Proposal as provided in Section 8.6(d), and (C) the Company, prior to or concurrently with the termination of this Agreement, pays the Termination Fee required by Section 10.3;
               (iii) if Merger Sub fails to commence the Offer on or prior to June 30, 2008; or

               (iv) if (A) all of the conditions to the Offer set forth in Annex A hereto have been satisfied, (B) Parent is not in breach of its obligations under this Agreement (other than its failure to accept and pay for the shares validly tendered and not withdrawn in the Offer, in accordance with the terms of the Offer and this Agreement), (C) GSCP has not funded the Debt Financing under its Debt Commitment, and (D) Parent has failed to accept and pay for the Shares validly tendered and not withdrawn in the Offer in accordance with the terms of the Offer and this Agreement (the grounds for termination of this Agreement set forth in this Section 10.1(c)(iv) being referred to herein collectively as a “No Fault Financing Failure”), provided however, that the Company may not terminate the Agreement under Section 10.1(c)(i) or (c)(iv) above if the sole reason that Parent does not obtain the Debt Financing is the Company’s failure to use commercially reasonable efforts to provide information contemplated by Section 8.22.
          (d) by Parent or Merger Sub, if:
               (i) a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section C(1), Section C(2) or Section C(3) of Annex A hereto not to be satisfied, and such breach is incapable of being cured by the Outside Date or is not cured by the earlier of (A) ten (10) Business Days following written notice to the Company by Parent of such breach and (B) the Outside Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement;
               (ii) the Company or any Subsidiary of the Company or their respective Representatives shall have breached in any material respect their respective obligations under Section 8.6; or
               (iii) the Board of Directors of the Company shall (A) fail to authorize, approve or recommend the Offer, or (B) effect a Recommendation Withdrawal or, in the case of a Company Acquisition Proposal made by way of a tender offer or exchange offer, fail to recommend that the Company Stockholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Section 14e-2(a) under the Exchange Act, or (C) fail to include the Recommendation in the Schedule 14D-9 or to permit Parent and Merger Sub to include the Recommendation in the Offer Documents.
     Section 10.2 Termination After Acceptance Time and Prior to Effective Time. This Agreement may be terminated and the Merger may be abandoned at any time after the Acceptance Time and prior to the Effective Time by either the Company, on the one hand, or Parent or Merger Sub, on the other hand, if there shall be any final and nonappealable Law or any Governmental Authority takes any other action that makes consummation of the Merger illegal or otherwise prohibited provided, however, that the right to terminate this Agreement pursuant to this Section 10.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such action.
     Section 10.3 Termination Fee.
          (a) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(c)(ii) or by Parent or Merger Sub pursuant to Section 10.1(d)(ii) or

Section 10.1(d)(iii), then the Company shall, prior to or concurrently with any termination of this Agreement by the Company pursuant to Section 10.1(c)(ii) or promptly upon the termination of this Agreement by Parent or Merger Sub pursuant to Section 10.1(d)(ii) or (iii) pay the Termination Fee to the account set forth by Parent in Section 10.3(a) of the Parent Disclosure Letter.
          (b) In the event this Agreement is terminated by Parent or Merger Sub pursuant to Section 10.1(d)(i) but only if after the date hereof and prior to such termination, a bona fide, written Company Acquisition Proposal shall have been publicly announced or made known and not withdrawn or abandoned at the time of termination and within twelve months after such termination, the Company enters into a definitive agreement with respect to, or consummates, such Company Acquisition Proposal then, within three Business Days after the date of consummation of such transaction, the Company shall pay the Termination Fee.
          (c) In the event this Agreement is terminated by Parent or Merger Sub or the Company pursuant to Section 10.1(b)(i), but only if (A) the Minimum Condition was not satisfied or, with the consent of the Company, waived and all other conditions set forth in Annex A hereto were satisfied upon the conclusion of the Offer, (B) after the date hereof and prior to such termination, a bona fide, written Company Acquisition Proposal shall have been publicly announced or made known and not withdrawn or abandoned at the time of termination and (C) within twelve months after such termination, the Company enters into a definitive agreement with respect to, or consummates, such Company Acquisition Proposal then, within three Business Days after the date of consummation of such transaction, the Company shall pay the Termination Fee.
          (d) If this Agreement is terminated by the Company pursuant to Section 10.1(c)(iv), Parent shall promptly pay the Company a fee equal to eighteen million dollars ($18 million) (the “Company Termination Fee”) (in which case, the fee shall be payable within three Business Days after such termination by wire transfer of same day funds). If Parent becomes obligated to pay the Company Termination Fee as a result of this Section 10.3(d), the Company agrees that its right to receive the Company Termination Fee upon termination of this Agreement pursuant to Section 10.1(c)(iv) shall be its sole and exclusive remedy against Parent and Merger Sub and upon payment of the Company Termination Fee in accordance with Section 10.3(d) neither Parent nor Merger Sub shall have any further liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated hereby.
          (e) Each of the parties acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement.
          (f) Any amount that becomes payable pursuant to this Section 10.3 shall be paid by wire transfer of immediately available funds.
          (g) Notwithstanding any provision in this Agreement to the contrary, in no event shall the Company be required to pay the Termination Fee on more than one occasion. Parent agrees that the payment of the Termination Fee provided for in this Section 10.3 shall be the sole and exclusive remedy of Parent and Merger Sub upon termination of this agreement under circumstances giving rise to an obligation (or potential obligation) of the Company to pay the amounts set forth in this Section 10.3 and such remedy shall be limited to the sum stipulated in this Section 10.3 and the Company shall have no further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the transactions contemplated hereby.
          (h) Any payment made pursuant to this Section 10.3 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.
     Section 10.4 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 10.1 or Section 10.2 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 10.1 or Section 10.2, this Agreement shall be of no further force or effect, except that provisions of Section 2.1(e), Section 8.5(c), Section 8.5(d), Section 10.3, Section 10.4 and Article XI will survive the termination hereof, (b) nothing herein shall relieve any party or parties hereto, as applicable, from liabilities or damages arising out of a material breach of any covenant or agreement set forth in this Agreement or the Confidentiality Agreement (with respect to which a party retains all rights and remedies available to it at law or in equity), and (c) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to, or the right of any stockholder of the Company who tendered, any shares of Common Stock accepted for payment and paid for pursuant to the Offer prior to such termination. Parent and Merger Sub acknowledge and agree that the Company’s damages may not be limited to reimbursement of expenses or out of pocket costs.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Notices. All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:
if to the Company, to:
Third Wave Technologies, Inc.
502 S. Rosa Road
Madison, WI 53719
Attn: Kevin Conroy
Facsimile: (608) 663-7037
with copies (which shall not constitute notice) to:
Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Attention: Richard W. Porter, P.C.
Carol Anne Huff, Esq.
Facsimile: (312) 861-2200

and
Kennedy Covington Lobdell & Hickman, L.L.P.
4350 Lassiter at North Hills Avenue, Suite 300
Raleigh, North Carolina 27609
Attention: Scott Coward, Esq.
Facsimile: (919) 916-2028
if to Parent or Merger Sub, to:
Hologic, Inc.
250 Campus Drive
Marlborough, MA 01752
Telephone: 508-263-2900
Facsimile: 508-263-2959
Attention: Mark J. Casey
Facsimile: (508) 263-2959
with a copy (which shall not constitute notice) to:
Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attention: Philip J. Flink, Esq.
Edwin C. Pease, Esq.
Facsimile: (617) 856-8201
or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 11.1.
     Section 11.2 Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent. Each of Parent, Merger Sub and the Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and no party has made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is expressly the subject of any representation or warranty set forth in this Agreement.
     Section 11.3 Expenses. Except as otherwise expressly provided in Section 8.4 or Section 10.3, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     Section 11.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which under applicable Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     Section 11.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
     Section 11.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect); provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.
     Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.
     Section 11.8 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile or pdf signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto (by facsimile, pdf or otherwise). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except (i) as provided in Section 8.7 and (ii) for the right of the Company Stockholders and holders of Company Options and Company Restricted Stock Units to receive the Merger Consideration, Parent stock options or Parent restricted stock units as provided in Article IV as a result of the Merger.

     Section 11.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any applicable Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.
     Section 11.10 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to its subject matter and supersede all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.
     Section 11.11 Specific Performance. Notwithstanding any other provision of this Agreement, the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). Accordingly, (a) Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the Company or to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity and (b) except in the case of a No Fault Financing Failure (the sole remedy for which shall be governed exclusively by Section 10.3(d) hereof and to which case the provisions of this Article 11.11 will be inapplicable), the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement, to prevent breaches of or enforce compliance with those covenants of Parent or Merger Sub that require Parent or Merger Sub to use its commercially reasonable efforts to (i) satisfy the Tender Offer Conditions and the conditions to closing set forth in Article IX, and comply with it covenants and obligations hereunder, including the covenants set forth in Section 8.4 and (ii) consummate the transactions contemplated by this Agreement, in addition to any other remedy to which such party is entitled at law or in equity. In furtherance of the foregoing, the Company, Parent and Merger Sub expressly agree not to raise as a defense or objection to the request or granting of the relief of specific performance that any breach of this Agreement is or would be compensable by an award of money damages or remedied at law or in equity by another means.
     Section 11.12 Jurisdiction.
          (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.
     Section 11.13 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

THIRD WAVE TECHNOLOGIES, INC.

By:	/s/ Kevin T. Conroy

Name: Kevin T. Conroy
Title: President and CEO

HOLOGIC, INC.

By:	/s/ Glenn P. Muir

Name:	Glenn P. Muir
Title:	Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Assistant Secretary

THUNDER TECH CORP.

By:	/s/ Glenn P. Muir

Name: Glenn P. Muir
Title: Treasurer and Secretary

ANNEX A
CONDITIONS TO THE OFFER
     Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of June 8, 2008, (the “Agreement”), by and among Hologic, Inc., a Delaware corporation (“Parent”), Thunder Tech Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Third Wave Technologies, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), pay for any tendered Shares, and (ii) may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 2.1(d) of the Agreement):
     (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under any Regulatory Law shall not have expired or been terminated (the “Regulatory Law Condition”);
     (B) the Minimum Condition shall not have been satisfied; or
     (C) any of the following shall have occurred and be continuing:
1.	the representations and warranties of the Company contained in this Agreement (except the representations or warranties in Section 5.2 (Corporate Authorization), Section 5.5, (Capitalization, and Section 5.20 (Anti-Takeover Provisions) shall have failed to be true and correct in all respects, without giving effect to any materiality or “Material Adverse Effect on the Company” qualifiers contained therein, as of the expiration date of the Offer as though made on and as of the expiration date of the Offer (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company;

2.	the representations and warranties of the Company contained in Section 5.2 (Corporate Authorization), Section 5.5, (Capitalization), and Section 5.20 (Anti-Takeover Provisions) shall have failed to be true and correct in all material respects, without giving effect to any materiality or “Material Adverse Effect on the Company” qualifiers contained therein, as of the expiration date of the Offer as though made on and as of the expiration date of the Offer (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date);

3.	the Company shall have failed (i) to perform in any material respect any of its obligations or (ii) to comply in any material respect with any covenant or other agreement of the Company to be performed by or complied with by it under the Agreement, and such failure to perform and/or comply shall not have been cured prior to the expiration of the Offer;

4.	a court or agency of competent jurisdiction has issued a temporary restraining order, preliminary or permanent injunction or other judgment or order and no Governmental Authority has enacted a Law, which prohibits, restrains or renders illegal the consummation of the Offer or the Merger, on and as of the expiration date of the Offer;

5.	there shall have occurred and be continuing (i) any general suspension of, or limitation on trading in securities on Nasdaq (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions, or (iv) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

6.	since the date of this Agreement there shall have occurred a Material Adverse Effect on the Company;

7.	the Company shall not have delivered a certificate signed on behalf of the Company by a senior executive officer of the Company attesting to the conditions set forth in clauses (C)(1), C(2) and C(3) of this Annex A; or

8.	the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub (other than any waiver by Parent or Merger Sub of the Minimum Condition, which waiver will only be effective if also accompanied by the written consent of the Company).